                                                                    EXHIBIT 99.1

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Certified Public Accountants                             7

Consolidated Balance Sheets, Dec. 31, 2001 and 2000                            8

Consolidated Statements of Income for the years ended
  Dec. 31, 2001, 2000 and 1999                                                 9

Consolidated Statements of Cash Flows for the years ended
  Dec. 31, 2001, 2000 and 1999                                                10

Consolidated Statements of Common Equity for the years ended
  Dec. 31, 2001, 2000 and 1999                                                11

Notes to Consolidated Financial Statements                                 12-36

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of TECO Energy, Inc.,

      In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of TECO Energy, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP


Tampa, Florida

January 11, 2002, except for the information in Note O as to which the dates are January 23, 2002, February 1, 2002 and February 7, 2002; except for the information in the third paragraph in Note P as to which the date is August 13, 2002; and except for the fourth and fifth paragraphs in Note P as to which the date is November 11, 2002

                           CONSOLIDATED BALANCE SHEETS
                                   (millions)

                                                            DEC. 31,
                                                            --------
                                                       2001           2000
                                                     --------       --------
                                     ASSETS

CURRENT ASSETS
Cash and cash equivalents                           $   120.2      $    99.6
Receivables, less allowance for uncollectibles          348.1          360.3
Current notes receivable                                 92.7          223.1
Inventories, at average cost
  Fuel                                                   87.3           67.3
  Materials and supplies                                 83.2           77.2
Prepayments and other current assets                     44.4           22.4
                                                     --------       --------
  Total current assets                                  775.9          849.9
                                                     --------       --------

PROPERTY, PLANT AND EQUIPMENT
Utility plant in service
  Electric                                            4,861.1        4,523.1
  Gas                                                   699.4          632.1
Construction work in progress                           897.0          332.2
Other property                                          865.2          856.8
                                                     --------       --------
                                                      7,322.7        6,344.2
Accumulated depreciation                             (2,572.0)      (2,466.8)
                                                     --------       --------
                                                      4,750.7        3,877.4
Property held for sale, net                              87.6           92.7
                                                     --------       --------
Total property, plant and equipment (net)             4,838.3        3,970.1
                                                     --------       --------

OTHER ASSETS
Other investments                                       210.4          182.9
Investment in unconsolidated affiliates                 172.9          195.9
Goodwill                                                165.8           93.1
Deferred income taxes                                   242.0          174.4
Deferred charges and other assets                       316.8          268.0
                                                     --------       --------
  Total other assets                                  1,107.9          914.3
                                                     --------       --------
  Total assets                                       $6,722.1       $5,734.3
                                                     --------       --------

                            LIABILITIES AND CAPITAL

CURRENT LIABILITIES
Long-term debt due within one year                   $  788.8       $  237.3
Notes payable                                           638.9        1,208.9
Accounts payable                                        267.4          274.8
Current derivative liability                             33.5             --
Customer deposits                                        86.3           82.4
Interest accrued                                         35.6           41.9
Taxes accrued                                            71.7           54.5
                                                     --------       --------
  Total current liabilities                           1,922.2        1,899.8
                                                     --------       --------

OTHER LIABILITIES
Deferred income taxes                                   498.7          503.3
Investment tax credits                                   32.3           36.9
Regulatory liability - tax related                        1.7           10.0
Other deferred credits                                  253.1          202.8
Long-term debt, less amount due within one year       1,842.5        1,374.6
REDEEMABLE PREFERRED SECURITIES                         200.0          200.0
CAPITAL
Common equity (400 million shares authorized)         2,015.9        1,559.5
Unearned compensation                                   (44.3)         (52.6)
                                                    ---------      ---------
Total liabilities and capital                       $ 6,722.1      $ 5,734.3
                                                    =========      =========

The accompanying notes are an integral part of the consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME
                      (millions, except per share amounts)

                                                                          YEAR ENDED DEC. 31,
                                                                          -------------------
                                                                  2001            2000            1999
                                                               ---------       ---------       ---------
REVENUES                                                       $ 2,488.1       $ 2,223.2       $ 1,932.6
                                                               ---------       ---------       ---------
EXPENSES
   Operation                                                     1,489.1         1,276.7         1,027.3
   Maintenance                                                     151.3           140.0           125.3
   Depreciation                                                    288.2           258.0           221.4
   Taxes, other than income                                        161.3           148.0           147.1
                                                               ---------       ---------       ---------
      Total expenses                                             2,089.9         1,822.7         1,521.1
                                                               ---------       ---------       ---------
INCOME FROM OPERATIONS                                             398.2           400.5           411.5
                                                               ---------       ---------       ---------
OTHER INCOME (EXPENSE)
   Allowance for other funds used during construction                6.6             1.6             1.3
   Other income (expense)                                           38.6            13.9           (11.8)
   Earnings from equity investments                                  6.7             7.7             3.2
                                                               ---------       ---------       ---------
      Total other income (expense)                                  51.9            23.2            (7.3)
                                                               ---------       ---------       ---------
   INCOME BEFORE INTEREST AND INCOME TAXES                         450.1           423.7           404.2
                                                               ---------       ---------       ---------
INTEREST CHARGES
   Interest expense                                                164.0           167.6           124.2
   Distribution on preferred securities                             17.0              --              --
   Allowance for borrowed funds used during construction            (2.6)           (0.7)           (0.5)
                                                               ---------       ---------       ---------
      Total interest charges                                       178.4           166.9           123.7
                                                               ---------       ---------       ---------
INCOME BEFORE PROVISION FOR INCOME TAXES                           271.7           256.8           280.5
PROVISION (BENEFIT) FOR INCOME TAXES                                (2.1)           29.3           101.3
                                                               ---------       ---------       ---------
NET INCOME FROM CONTINUING OPERATIONS                              273.8           227.5           179.2
                                                               ---------       ---------       ---------
DISCONTINUED OPERATIONS
   Income (loss) before taxes - discontinued operations             21.9            12.6             3.5
   Income tax (expense) benefit - discontinued operations            8.0            10.8            15.7
                                                               ---------       ---------       ---------

NET INCOME (LOSS) ON DISCONTINUED OPERATIONS                        29.9            23.4            19.2
                                                               ---------       ---------       ---------
NET LOSS ON DISPOSAL OF DISCONTINUED OPERATIONS,
   NET OF INCOME TAX BENEFIT OF $7.4 MILLION FOR 1999                 --              --           (12.3)
                                                               ---------       ---------       ---------

NET INCOME                                                     $   303.7       $   250.9       $   186.1
                                                               =========       =========       =========

Average common shares outstanding during year
   - Basic                                                         134.5           125.9           131.0
   - Diluted                                                       135.4           126.3           131.2

EARNINGS PER AVERAGE COMMON SHARE OUTSTANDING
From continuing operations
   - Basic                                                     $    2.04       $    1.81       $    1.37
   - Diluted                                                   $    2.02       $    1.79       $    1.37

Net Income
   - Basic                                                     $    2.26       $    1.99       $    1.42
   - Diluted                                                   $    2.24       $    1.97       $    1.42

The accompanying notes are an integral part of the consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (millions)

                                                                           YEAR ENDED DEC. 31,
                                                                           -------------------
                                                                   2001            2000            1999
                                                                ---------       ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                   $   303.7       $   250.9       $   186.1
   Adjustments to reconcile net income to net cash
    from operating activities
       Depreciation                                                 298.0           268.2           232.2
       Deferred income taxes                                       (102.9)          (77.6)          (15.3)
       Investment tax credits, net                                   (4.9)           (4.8)           (5.0)
       Allowance for funds used during construction                  (9.2)           (2.3)           (1.8)
       Amortization of unearned compensation                          9.7             9.2             9.1
       Gain on propane business disposal/sale, pretax                  --           (13.6)             --
       Loss on disposal of discontinued operations, pretax             --              --            19.8
       Equity in earnings of unconsolidated affiliates               (3.1)           (7.6)            1.2
       Asset valuation adjustment, pretax                            11.1            14.2              --
       Deferred revenue                                                --              --            11.9
       Deferred recovery clause                                     (19.0)          (68.7)          (38.2)
       Refund to customers                                             --           (13.2)             --
       Charges (discussed in Note L)                                   --              --            21.1
       Receivables, less allowance for uncollectibles                52.0           (92.1)          (25.3)
       Inventories                                                  (22.8)            7.5             5.0
       Taxes accrued                                                 16.4            17.6            31.7
       Interest accrued                                              (6.3)           25.5            (7.2)
       Accounts payable                                             (51.3)           42.6           (25.3)
       Other                                                         41.7            30.5           (18.7)
                                                                ---------       ---------       ---------
      Cash flows from operating activities                          513.1           386.3           381.3
                                                                ---------       ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES

Capital expenditures                                               (965.9)         (688.4)         (426.1)
Allowance for funds used during construction                          9.2             2.3             1.8
Purchase of minority interest                                          --           (52.6)          (49.1)
Purchase of business                                               (315.8)          (31.3)             --
Net proceeds from sale of assets                                     43.2            61.3             1.0
Investment in unconsolidated affiliates                              27.6            (7.7)            0.2
Other non-current investments                                        95.7          (333.4)          (32.7)
                                                                ---------       ---------       ---------
      Cash flows from investing activities                       (1,106.0)       (1,049.8)         (504.9)
                                                                ---------       ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES

Dividends                                                          (184.2)         (167.4)         (168.8)
Common stock                                                        348.4            18.3             0.3
Purchase of treasury stock                                             --           (29.9)         (114.8)
Proceeds from long-term debt                                      1,255.9           394.9            28.0
Repayment of long-term debt                                        (236.5)         (145.6)          (35.2)
Net increase (decrease) in short-term debt                         (570.1)          395.3           494.7
Issuance of redeemable preferred securities                            --           200.0              --
                                                                ---------       ---------       ---------
      Cash flows from financing activities                          613.5           665.6           204.2
                                                                ---------       ---------       ---------

Net increase (decrease) in cash and cash equivalents                 20.6             2.1            80.6
Cash and cash equivalents at beginning of year                       99.6            97.5            16.9
                                                                ---------       ---------       ---------
Cash and cash equivalents at end of year                        $   120.2       $    99.6       $    97.5
                                                                =========       =========       =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for
   Interest (net of amounts capitalized)                        $   178.1       $   166.7       $   116.9
   Income taxes                                                 $    52.4       $    83.9       $    62.1

The accompanying notes are an integral part of the consolidated financial statements.

                    CONSOLIDATED STATEMENTS OF COMMON EQUITY


                                                    ADDITIONAL                      ACCUMULATED OTHER                  TOTAL
                                           COMMON     PAID-IN   TREASURY   RETAINED   COMPREHENSIVE     UNEARNED      COMMON
(MILLIONS)                     SHARES(1)    STOCK     CAPITAL     STOCK    EARNINGS   INCOME (LOSS)   COMPENSATION    EQUITY
----------                     ---------    -----     -------     -----    --------   -------------   ------------    ------
BALANCE, DEC. 31, 1998            132.0     132.0       364.6         --    1,072.6             --          (61.4)    1,507.8

 Net income for 1999                 --        --          --         --      186.1             --             --       186.1
 Other comprehensive
  income (loss), after tax           --        --          --         --         --           (5.5)            --        (5.5)
 Common stock issued                0.1       0.1         2.6         --         --             --           (2.4)        0.3
 Treasury shares purchased         (5.4)       --          --     (114.8)        --             --             --      (114.8)
 Cash dividends declared             --        --          --         --     (168.8)            --             --      (168.8)
 Amortization of unearned
   compensation                      --        --          --         --         --             --            9.1         9.1
 Tax benefits-ESOP dividends
   and stock options                 --        --         1.7         --        1.9             --             --         3.6
                               --------   -------    --------   --------   --------       --------       --------    --------
BALANCE, DEC. 31, 1999            126.7     132.1       368.9     (114.8)   1,091.8           (5.5)         (54.7)    1,417.8

 Net income for 2000                 --        --          --         --      250.9             --             --       250.9
 Other comprehensive income,
   after tax                         --        --          --         --         --            2.0             --         2.0
 Common stock issued                1.2       1.2        26.8         --         --             --           (3.9)       24.1
 Treasury shares purchased         (1.6)       --          --      (29.9)        --             --             --       (29.9)
 Cash dividends declared             --        --          --         --     (167.4)            --             --      (167.4)
 Amortization of unearned
   compensation                      --        --          --         --         --             --            9.2         9.2
 Tax benefits-ESOP dividends
   and stock options                 --        --         1.6         --        1.8             --             --         3.4
 Performance shares                  --        --          --         --         --             --           (3.2)       (3.2)
                               --------   -------    --------   --------   --------       --------       --------    --------
BALANCE, DEC. 31, 2000            126.3   $ 133.3    $  397.3   $ (144.7)  $1,177.1       $   (3.5)      $  (52.6)   $1,506.9
 Net income for 2001                 --        --          --         --      303.7             --             --       303.7
 Other comprehensive
  income (loss), after tax           --        --          --         --         --          (18.9)            --       (18.9)
 Common stock issued               13.3       6.3       203.2      144.7         --             --           (5.8)      348.4
 Cash dividends declared             --        --          --         --     (184.2)            --             --      (184.2)
 Amortization of unearned
   compensation                      --        --          --         --         --             --            9.7         9.7
 Tax benefits-ESOP dividends
   and stock options                 --        --         0.2         --        1.4             --             --         1.6
 Performance shares                  --        --          --         --         --             --            4.4         4.4
                               --------   -------    --------   --------   --------       --------       --------    --------
BALANCE, DEC. 31, 2001            139.6   $ 139.6    $  600.7   $     --   $1,298.0       $  (22.4)      $  (44.3)   $1,971.6
                               ========   =======    ========   ========   ========       ========       ========    ========

The accompanying notes are an integral part of the consolidated financial statements.

(1) TECO Energy had 400 million shares of $1 par value common stock authorized in 2001, 2000 and 1999.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies for both utility and diversified operations are as follows:

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of TECO Energy, Inc. (TECO Energy or the company) and its wholly owned subsidiaries.

     The equity method of accounting is used to account for investments in partnership arrangements in which TECO Energy or its subsidiary companies do not have majority ownership or exercise control.

     The proportional share of expenses, revenues and assets reflecting TECO Coalbed Methane's undivided interest in joint venture property is included in the consolidated financial statements.

     All significant intercompany balances and intercompany transactions have been eliminated in consolidation.

BASIS OF ACCOUNTING

     Tampa Electric and Peoples Gas System (the regulated utilities) maintain their accounts in accordance with recognized policies prescribed or permitted by the Florida Public Service Commission (FPSC). In addition, Tampa Electric maintains its accounts in accordance with recognized policies prescribed or permitted by the Federal Energy Regulatory Commission (FERC). These policies conform with generally accepted accounting principles in all material respects.

     The impact of Financial Accounting Standard (FAS) No. 71, Accounting for the Effects of Certain Types of Regulation, has been minimal in the experience of the regulated utilities, but when cost recovery is ordered over a period longer than a fiscal year, costs are recognized in the period that the regulatory agency recognizes them in accordance with FAS 71. Also, as provided in FAS 71, Tampa Electric has deferred revenues in accordance with the various regulatory agreements approved by the FPSC in 1995, 1996 and 1999. Revenues were recognized as allowed in 1997, 1998 and 1999 under the terms of the agreements.

     The regulated utilities' retail business is regulated by the FPSC, and Tampa Electric's wholesale business is regulated by FERC. Prices allowed, with respect to Tampa Electric, by both agencies are generally based on the recovery of prudent costs incurred plus a reasonable return on invested capital.

     The use of estimates is inherent in the preparation of financial statements in accordance with generally accepted accounting principles.

REVENUES AND FUEL COSTS

     Revenues include amounts resulting from cost recovery clauses which provide for monthly billing charges to reflect increases or decreases in fuel, purchased power, conservation and environmental costs for Tampa Electric and purchased gas, interstate pipeline capacity and conservation costs for Peoples Gas System. These adjustment factors are based on costs incurred and projected for a specific recovery period. Any over-recovery or under-recovery of costs plus an interest factor are taken into account in the process of setting adjustment factors for subsequent recovery periods. Over-recoveries of costs are recorded as deferred credits, and under-recoveries of costs are recorded as deferred charges.

     In 1994, Tampa Electric bought out a long-term coal supply contract which would have expired in 2004 for a lump sum payment of $25.5 million. In February 1995, the FPSC authorized the recovery of this buy-out amount plus carrying costs through the Fuel and Purchased Power Cost Recovery Clause over the 10-year period beginning April 1, 1995. In each of the years 2001, 2000 and 1999, $2.7 million of buy-out costs were amortized to expense. Certain other costs incurred by the regulated utilities are allowed to be recovered from customers through prices approved in the regulatory process. These costs are recognized as the associated revenues are billed.

     The regulated utilities accrue base revenues for services rendered but unbilled to provide a closer matching of revenues and expenses.

     Tampa Electric's objectives of stabilizing prices from 1996 through 1999 and securing fair earnings opportunities during this period were accomplished through a series of agreements entered into in 1996 with Florida's Office of Public Counsel (OPC) and the Florida Industrial Power Users Group (FIPUG) which were approved by the Florida Public Service Commission (FPSC). Prior to these agreements, the FPSC approved a plan submitted by Tampa Electric to defer certain 1995 revenues.

     In general, under these agreements Tampa Electric was allowed to defer revenues in 1995 and 1996 during the construction of Polk Unit 1 and recognize these revenues in 1997 and 1998 after commercial operation of the unit. Other components of the agreements were a base rate freeze through 1999 and refunds to customers totaling $50 million during the period October 1996 through December 1998 while Tampa Electric was allowed recovery of the capital costs incurred for the Polk Unit 1 project.

     As part of its series of agreements with OPC and FIPUG, Tampa Electric agreed to refund 60 percent of 1999 revenues that contributed to an ROE in excess of 12 percent, as calculated and approved by the FPSC.

     In October 2000, the FPSC staff recommended a 1999 refund of $6.1 million including interest, to be refunded to customers beginning January 2001. OPC objected to certain interest expenses recognized in 1999 that were associated with prior tax positions and used to calculate the amount to be refunded. Following a review by the FPSC staff, the FPSC agreed in December 2000 that the original $6.1 million was to be refunded to customers. On Feb. 7, 2001 OPC protested the FPSC's decision. The protest claimed that the stipulations did not allow for the inclusion of the interest expenses on income tax positions in the refund calculations. The FPSC held hearings on the issue in August 2001 and upheld its decision that the original refund amount plus interest was appropriate under the agreements. In January 2002, the OPC filed a motion with the FPSC asking for reconsideration of their decision alleging the Commission relied on erroneous information. Tampa Electric will begin making refunds to customers when the decision can no longer be appealed.

     The regulatory arrangements described above covered periods that ended on Dec. 31, 1999. Tampa Electric's rates and its allowed ROE range of 10.75 percent to 12.75 percent with a midpoint of 11.75 percent will continue in effect until such time as changes are occasioned by an agreement approved by the FPSC or other FPSC actions as a result of rate or other proceedings initiated by Tampa Electric, FPSC staff or other interested parties. Tampa Electric expects to continue earning within its allowed ROE.

DEPRECIATION

     TECO Energy provides for depreciation primarily by the straight-line method at annual rates that amortize the original cost, less net salvage, of depreciable property over its estimated service life. The provision for utility plant in service, expressed as a percentage of the original cost of depreciable property, was 4.2% for 2001, 4.1% for 2000 and 4.0% for 1999.

     The original cost of utility plant retired or otherwise disposed of and the cost of removal less salvage are charged to accumulated depreciation.

GOODWILL AND INTANGIBLE ASSETS

     Goodwill represents the excess of acquisition costs over the fair value of the net assets acquired in purchase transactions. Goodwill has been amortized on a straight-line basis over various periods not exceeding 40 years. On June 30, 2001, the Financial Accounting Standards Board finalized FAS 141, Business Combinations, and FAS 142, Goodwill and Other Intangible Assets. FAS 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method of accounting. With the adoption of FAS 142 effective Jan. 1, 2002, goodwill is no longer subject to amortization. Rather, goodwill will be subject to at least an annual assessment for impairment by applying a fair-value-based test. Under the new rules, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer's intent to do so. These intangible assets will be required to be amortized over their useful lives.

     The amount of goodwill included on the consolidated balance sheets at Dec. 31, 2001 and 2000, respectively, was $165.8 million and $93.1 million, net of accumulated amortization of $9.5 million and $4.7 million. Additions to goodwill in 2001 of $77.5 million resulted primarily from the acquisition of the Frontera Power Station and the purchase of Prior Energy. Amortization of goodwill included in the consolidated statements of income in 2001, 2000 and 1999 was $4.8 million, $2.7 million and $0.6 million, respectively. Adoption of FAS 142 effective Jan. 1, 2002 will result in the elimination of approximately $5 million of annual amortization. Under FAS 142, initial impairment testing should be completed within six months of adoption. TECO Energy is beginning the initial impairment testing of all goodwill, and does not anticipate an initial impairment charge upon adoption of FAS 142.

     The amount of intangible assets included in deferred charges and other assets on the consolidated balance sheet at Dec. 31, 2001 was $28.5 million, net of accumulated amortization of $12.3 million. This represents the value of customer backlog, supply agreements and the open cash flow hedges as of Nov. 1, 2001, related to the Prior Energy acquisition in November 2001 (see Note N). The company is amortizing the intangibles over the periods expected to benefit from these agreements, and recorded amortization expense of $12.3 million in 2001. Amortization expense for the remaining intangible value at Dec. 31, 2001 is expected to be $27.2 million in 2002 and $1.3 million in 2003. There were no intangible assets at Dec. 31, 2000.

ASSET IMPAIRMENT

     In August 2001, the Financial Accounting Standards Board issued FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes FAS 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. FAS 144 addresses accounting and reporting for the impairment or disposal of long-lived assets, including the disposal of a segment of a business. FAS 144 is effective for fiscal years beginning after Dec. 15, 2001.

     The company periodically assesses whether there has been a permanent impairment of its long-lived assets and certain intangibles held and used by the company, in accordance with FAS 121, and beginning in 2002 with FAS 144. The company does not anticipate that the adoption of FAS 144 will have a significant impact on its financial statements. In 2001, TECO Energy recorded after-tax charges of $7.2 million to adjust asset valuations. These adjustments included a $6.1 million after-tax charge recorded by TECO Power Services (TPS) related to the subsequent sale of TPS' minority interests in Energia Global International, Ltd. (EGI) which owns smaller power projects in Central America, and a $1.1 million after-tax charge to adjust the carrying value of leveraged leases at TECO Investments. In 2000, TECO Properties recorded an after-tax charge of $3.8 million to adjust property values. No write-down of assets due to impairment was required in 1999.

REPORTING COMPREHENSIVE INCOME

     In 1999, the company adopted FAS 130, Reporting Comprehensive Income. This standard requires that comprehensive income, which includes net income as well as certain changes in assets and liabilities recorded in common equity, be reported in the financial statements. The company has reported accumulated other comprehensive income in its Consolidated Statements of Common Equity. TECO Energy reported the following comprehensive income (loss) in 2001, 2000 and 1999 related to changes in the fair value of cash flow hedges and adjustments to the minimum pension liability associated with the company's supplemental executive retirement plan:

Comprehensive Income (Loss)
(millions)                              2001          2000         1999
                                       -------       -------      -------
Minimum pension liability              $   0.3       $   2.0      $  (5.5)
Cash flow hedges                         (19.2)           --           --
                                       -------       -------      -------
Other comprehensive income (loss)        (18.9)          2.0         (5.5)
Net income                               303.7         250.9        186.1
                                       -------       -------      -------
   Total comprehensive income          $ 284.8       $ 252.9      $ 180.6
                                       =======       =======      =======

REPORTING ON THE COSTS OF START-UP ACTIVITIES

     In 1998, the AICPA issued Statement of Position (SOP) 98-5, Reporting on the Costs of Startup Activities. It requires costs of start-up activities and organization costs to be expensed as incurred. Start-up activities are broadly defined as those one-time activities related to events such as opening a new facility, conducting business in a new territory and organizing a new entity. Some costs, such as the costs of acquiring or constructing long-lived assets and bringing them into service, are not subject to SOP 98-5. Start-up costs, as defined by SOP 98-5, are expensed as incurred.

ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS

     In July 2001, the Financial Accounting Standards Board finalized FAS 143, Accounting for Asset Retirement Obligations, which requires the recognition of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its present value and the related capitalized charge is depreciated over the useful life of the asset. FAS 143 is effective for fiscal years beginning after June 15, 2002. The company is currently reviewing the impact that FAS 143 will have on its results.

FOREIGN OPERATIONS

     The functional currency of the company's foreign investments is primarily the U.S. dollar. Transactions in the local currency are remeasured to the U.S. dollar for financial reporting purposes. The aggregate remeasurement gains or losses included in net income in 2001, 2000 and 1999 were not significant. The investments are generally protected from any significant currency gains or losses by the terms of the power sales agreements and other related contracts, in which payments are defined in U.S. dollars.

DEFERRED INCOME TAXES

     TECO Energy utilizes the liability method in the measurement of deferred income taxes. Under the liability method, the temporary differences between the financial statement and tax bases of assets and liabilities are reported as deferred taxes measured at current tax rates. Tampa Electric and Peoples Gas System are regulated, and their books and records reflect approved regulatory treatment, including certain adjustments to accumulated deferred income taxes and the establishment of a corresponding regulatory tax liability reflecting the amount payable to customers through future rates.

INVESTMENT TAX CREDITS

     Investment tax credits have been recorded as deferred credits and are being amortized to income tax expense over the service lives of the related property.

OTHER DEFERRED CREDITS

     Other deferred credits primarily include the accrued post-retirement benefit liability, the pension liability and minority interest.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION (AFUDC)

     AFUDC is a non-cash credit to income with a corresponding charge to utility plant which represents the cost of borrowed funds and a reasonable return on other funds used for construction. The rate used to calculate AFUDC is revised periodically to reflect significant changes in Tampa Electric's cost of capital. The rate was 7.79% for 2001, 2000 and 1999. Total AFUDC for 2001, 2000 and 1999 was $9.2 million, $2.3 million and $1.8 million, respectively. The base on which AFUDC is calculated excludes construction work in progress which has been included in rate base.

INTEREST CAPITALIZED

     Interest costs for the construction of non-utility facilities are capitalized and depreciated over the service lives of the related property. TECO Energy capitalized $23.0 million, $6.5 million and $2.7 million of interest costs in 2001, 2000 and 1999, respectively.

CASH EQUIVALENTS

     Cash equivalents are highly liquid, high-quality debt instruments purchased with an original maturity of three months or less. The carrying amount of cash equivalents approximated fair market value because of the short maturity of these instruments.

OTHER INVESTMENTS

     Other investments include longer-term passive investments. Other investments at Dec. 31, 2001 and 2000 were as follows:

                                                                      DUE
(MILLIONS)                                             RATE           DATE           2001          2000
----------                                             ----           ----           ----          ----
Notes receivable from:
   Panda Energy                                          12%         12/31/02      $   92.7      $   92.7
   Panda Energy                                          12%          2/28/01            --         197.3
   Energia Global Int'l (EGI)                          15.4%         12/31/01            --          23.2
   Energia Global Int'l (EGI)                            15%          3/31/01            --           2.6
   Mosbacher Power Partners L.P.                         12%           8/1/08          13.1          13.0
   Mosbacher Power Partners L.P.                          9%           8/1/08          21.1          20.4
   Mosbacher Power Partners L.P.                         12%          10/4/06           6.2           4.8
   EEGSA                                               7.89%(1)       9/11/07          10.9          10.9
   TECO-Panda Generating Company, L.P.                 7.33%(1)      11/30/04          37.5            --
   TECO-Panda Generating Company, L.P.                 6.65%(1)      11/30/04          86.7            --
   Investment in Energy Center Kladno
      Generating (ECKG)(2)                               --                --          18.2          18.2
   Continuing Investments in Leveraged Leases            --                --          15.6          22.1
Other investments                                        --                --           1.1           0.8
                                                                                   --------      --------
                                                                                      303.1         406.0
Current notes receivable                                                               92.7         223.1
                                                                                   --------      --------
Other non-current investments                                                      $  210.4      $  182.9
                                                                                   ========      ========

(1)  Current rate at 12/31/01.

(2) 13.35% ownership interest in an electric generating power project in the Czech Republic.

     These financial investments have no quoted market prices and, accordingly, a reasonable estimate of fair market value could not be made without incurring excessive costs. However, the company believes by reference to stated interest rates and security description, the fair value of these assets would not differ significantly from the carrying value.

INVESTMENTS IN UNCONSOLIDATED AFFILIATES

     Investments in unconsolidated affiliates are accounted for using the equity method of accounting. At Dec. 31, 2001, these investments included TECO Propane Ventures' 38 percent ownership interest in US Propane, TPS' 24 percent ownership interest in EEGSA, the Guatemalan electric utility, TPS' 50 percent voting interest in the TECO-Panda Generating Company L.P., TPS' 50 percent ownership interest in the Hamakua Power Station in Hawaii and TECO Properties' 50 percent ownership interest in six real estate projects. At Dec. 31, 2000, the investment in unconsolidated affiliates included the US Propane, EEGSA, Hamakua and real estate investments as well as TPS' 33.68 percent ownership interest in EGI.

     Summary financial information for TECO-Panda Generating Company, L.P., a development stage enterprise, as of Dec. 31, 2001 and 2000 is presented in the following table. There were no revenues for the year ended Dec. 31, 2001 and for the period of inception through Dec. 31, 2000. Results from operations were not material for these periods.

(millions)                Dec. 31, 2001    Dec. 31, 2000
                          -------------    -------------
Current assets               $  102.6         $    1.3
Non-current assets           $1,857.4         $  217.9
Current liabilities          $  209.6         $  231.9
Non-current liabilities      $1,844.0         $     --

COALBED METHANE GAS PROPERTIES

     TECO Coalbed Methane, a subsidiary of TECO Energy, has developed jointly the natural gas potential in a portion of Alabama's Black Warrior Basin.

     TECO Coalbed Methane utilizes the successful efforts method to account for its gas operations. Under this method, expenditures for unsuccessful exploration activities are expensed currently.

     Capitalized costs are amortized on the unit-of-production method using estimates of proven reserves. Investments in unproven properties and major development projects are not amortized until proven reserves associated with the projects can be determined or until impairment occurs.

     Aggregate capitalized costs related to producing wells at Dec. 31, 2001 and 2000 were $220.8 million and $216.2 million, respectively. Net proven reserves at Dec. 31, 2001 and 2000 were as follows:

NET PROVEN RESERVES - COALBED METHANE GAS

(billion cubic feet)                      2001           2000
                                        --------       --------
Proven reserves, beginning of year         181.7          159.1
Production                                 (15.0)         (15.7)
Revisions of previous estimates              0.4           38.3
                                        --------       --------
     Proven reserves, end of year          167.1          181.7
                                        ========       ========
Number of wells                              682            700
                                        ========       ========

ACCOUNTING FOR DERIVATIVE INSTRUMENTS, HEDGING AND ENERGY TRADING

     Effective Jan. 1, 2001, the company adopted Financial Accounting Standard
(FAS) 133, Accounting for Derivative Instruments and Hedging. The new standard requires the company to recognize derivatives as either assets or liabilities in the financial statements, to measure those instruments at fair value, and to reflect the changes in fair value of those instruments as either components of comprehensive income or in net income, depending on the types of those instruments. At adoption, the company had derivatives in place at TECO Coalbed Methane that qualified for cash flow hedge accounting treatment under FAS 133, and recorded an opening swap liability of $19.0 million and an after-tax reduction to other comprehensive income of $12.6 million.

     At the time derivative contracts are entered into, the company determines whether the derivative is subject to the requirements of FAS 133 or meets criteria for exclusion such as for certain normal purchases and sales activity. All contracts requiring FAS 133 accounting are designated as a cash flow hedge, fair value hedge or as a trading instrument, and formal documentation of relationships between hedging instruments and the hedged items, hedging objective and strategy, and methods for assessing hedge effectiveness both at the hedge's inception and on an ongoing basis is completed.

     From time to time, TECO Energy enters into futures, swaps and options contracts to hedge the future selling price for its physical production at TECO Coalbed Methane, to limit exposure to gas price fluctuations for future purchases at Peoples Gas System and at Prior Energy, to limit exposure to interest rate fluctuations at TECO Energy and other affiliates, to limit exposure to electricity and other commodity fluctuations at TECO Power Services, and to limit exposure to fuel price increases on future purchases at TECO Transport. As such, most of the company's derivative activity that cannot be excluded from the requirements of FAS 133 receives cash flow hedge accounting treatment.

     Cash Flow Hedges: For the year ended Dec. 31, 2001, the company recognized a loss of $19.7 million for the cash flow hedges that were settled. Of this amount, $6.5 million was reported as a reduction to revenue related to hedges of future sales at TECO Coalbed Methane, and $13.2 million was reported as operating expenses related to hedges of future gas purchases at Peoples Gas and Prior Energy. As of Dec. 31, 2001, the company had open hedging transactions that qualify for cash flow hedge accounting treatment at Prior Energy, TECO Coalbed Methane, Peoples Gas and TECO Transport with a net pretax liability fair value of $29.5 million. Of this total, $28.2 million is expected to be reclassified to earnings within the next twelve months on instruments with maturity dates throughout 2002 when the related future transactions take place. Unrealized after tax losses on all open cash flow hedges of $8.1 million were recorded as a reduction to other comprehensive income. An additional $17.4 million representing open cash flow hedges prior to the Nov. 1, 2001 acquisition of Prior Energy were recorded as a deferred charge.

     The company, through its TECO Power Services subsidiary, has an equity investment in a partnership with Panda Energy. The partnership utilizes interest rate swap agreements to effectively convert a portion of its floating rate debt to a fixed rate basis, thereby reducing the impact of interest rate changes on construction costs and future income. On the interest rate swap agreements, the partnership pays a fixed rate and receives a variable rate based on London Interbank Offered Rate (LIBOR), with terms ranging from 2 to 5 years. At Dec. 31, 2001, the company recorded $11.2 million for its equity portion of the unrealized losses on these cash flow hedge swaps reflecting the sharp decline in floating interest rates since the inception of the swap agreements as a reduction to other comprehensive income and a corresponding reduction to the investment account.

     Fair Value Hedges: For the year ended Dec. 31, 2001, the company recognized gains of $0.1 million as operating expenses for changes in the fair value of derivatives classified as fair value hedges. As of Dec. 31, 2001, the company had open hedging transactions against gas storage inventory at Prior Energy that qualify for fair value hedge accounting treatment with a net derivative asset pretax value of $0.9 million, all of which is expected to be reclassified to earnings within the next twelve months.

     Trading Derivatives: The company has entered into a limited number of financial derivatives at its TECO Power Services and Prior Energy affiliates which do not qualify for hedge accounting treatment under FAS 133. TECO Power Services has a capacity call option, which is marked-to-market. The fair value of these options is determined using an industry standard model from the Financial Engineering Association which is based on the Black-Scholes valuation model and evaluates current prices, volatility of prices, and time to expiration of the options. For the year ended Dec. 31, 2001, the company recognized a pretax loss of $0.8 million for the decrease in fair value on these options. As of Dec. 31, 2001, the $1.5 million fair value of these options is included in current assets, all of which is expected to be realized within the next twelve months. As of Dec. 31, 2001, Prior Energy had several open swap and option positions where they acted as the counterparty to the transactions. These contracts are marked-to-market under FASB's Emerging Issues Task Force (EITF) release Issue 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities. The fair value of these derivatives is determined using the Henry Hub Natural Gas futures prices as actively quoted on New York Mercantile Exchange (NYMEX). For the year ended Dec. 31, 2001, the company recognized $0.7 million in pretax losses related to these derivatives. As of Dec. 31, 2001, $7.5 million of pretax fair value of open liability positions is offset by $7.4 million of open asset positions, all of which are expected to be realized within the next twelve months.

RECLASSIFICATIONS

     Certain prior year amounts were reclassified to conform with current year presentation.

B. COMMON EQUITY

STOCK-BASED COMPENSATION

     In April 1996, the shareholders approved the 1996 Equity Incentive Plan (the "1996 Plan"). The 1996 Plan superseded the 1990 Equity Incentive Plan (the "1990 Plan"), and no additional grants will be made under the 1990 Plan. The rights of the holders of outstanding options under the 1990 Plan were not affected. The purpose of the 1996 Plan is to attract and retain key employees of the company, to provide an incentive for them to achieve long-range performance goals and to enable them to participate in the long-term growth of the company. The 1996 Plan amended the 1990 Plan to increase the number of shares of common stock subject to grants by 3,750,000 shares, expand the types of awards available to be granted and specify a limit on the maximum number of shares with respect to which stock options and stock appreciation rights may be made to any participant under the plan. Under the 1996 Plan, the Compensation Committee of the Board of Directors may award stock grants, stock options and/or stock equivalents to officers and key employees of TECO Energy and its subsidiaries.

     The Compensation Committee has discretion to determine the terms and conditions of each award, which may be subject to conditions relating to continued employment, restrictions on transfer or performance criteria. In 2001, under the 1996 Plan, 1,268,486 stock options were granted, with a weighted average option price of $31.39 and a maximum term of 10 years. In addition, 183,260 shares of restricted stock were awarded, each with a weighted average fair value of $31.575. Compensation expense recognized for stock grants awarded under the 1996 Plan was $2.8 million, $4.6 million and $1.6 million in 2001, 2000 and 1999, respectively. The stock grants awarded in 2001, 2000 and 1999 are primarily performance shares, restricted subject to meeting specified total shareholder return goals, vesting in three years with final payout ranging from zero to 200% of the original grant. Adjustments are made currently to reflect contingent shares which could be issuable based on current period results. The consolidated balance sheets at Dec. 31, 2001 and 2000 reflected a $1.1 million and a $5.5 million liability respectively, classified as other deferred credits, for these contingent shares. The remaining stock grants are restricted subject generally to continued employment, with the 1998 stock grants vesting in five years and the 1997 and 1996 stock grants vesting at normal retirement age.

     In April 2001, the shareholders approved an amendment to the 1996 Plan, to increase the number of shares of common stock subject to grants by 6.3 million.

     Stock option transactions during the last three years under the 1996 Plan and the 1990 Plan (collectively referred to as the "Equity Plans") are summarized as follows:

STOCK OPTIONS - EQUITY PLANS

                                                      OPTION SHARES   WEIGHTED AVG.
                                                       (THOUSANDS)       PRICE
                                                       -----------    -------------
Balance at Dec. 31, 1998                                   2,732         $23.06
   Granted                                                 1,158         $21.54
   Exercised                                                 (32)        $16.58
   Cancelled                                                 (31)        $24.32
                                                          ------

Balance at Dec. 31, 1999                                   3,827         $22.64
   Granted                                                 1,264         $21.33
   Exercised                                                (488)        $20.15
   Cancelled                                                 (44)        $23.61
                                                          ------

Balance at Dec. 31, 2000                                   4,559         $22.54
   Granted                                                 1,268         $31.39
   Exercised                                                (605)        $21.53
   Cancelled                                                 (32)        $26.88
                                                          ------
Balance at Dec. 31, 2001                                   5,190         $24.79
                                                          ======

Exercisable at Dec 31, 2001                                2,068         $21.88
                                                          ======
Available for future grant at Dec. 31, 2001                6,262
                                                          ======

As of Dec. 31, 2001, the 5.2 million options outstanding under the Equity Plans are summarized below.

STOCK OPTIONS OUTSTANDING AT DEC. 31, 2001

                                                     WEIGHTED AVG.
OPTION SHARES     RANGE OF        WEIGHTED AVG.       REMAINING
 (THOUSANDS)    OPTION PRICES     OPTION PRICE     CONTRACTUAL LIFE
 -----------    --------------    -------------    -----------------
      2,566      $18.84-$22.48       $21.08           7 Years
        744      $23.55-$25.97       $24.05           4 Years
      1,880      $27.56-$31.58       $30.15           8 Years

     In April 1997, the Shareholders approved the 1997 Director Equity Plan (the "1997 Plan"), as an amendment and restatement of the 1991 Director Stock Option Plan (the "1991 Plan"). The 1997 Plan supersedes the 1991 Plan, and no additional grants will be made under the 1991 Plan. The rights of the holders of outstanding options under the 1991 Plan will not be affected. The purpose of the 1997 Plan is to attract and retain highly qualified non-employee directors of the company and to encourage them to own shares of TECO Energy common stock. The 1997 Plan is administered by the Board of Directors. The 1997 Plan amended the 1991 Plan to increase the number of shares of common stock subject to grants by 250,000 shares, expanded the types of awards available to be granted and replaced the current fixed formula grant by giving the Board discretionary authority to determine the amount and timing of awards under the Plan.

     In 2001, 35,000 options were granted, with a weighted average option price of $31.26. Transactions during the last three years under the 1997 Plan are summarized as follows:

STOCK OPTIONS - DIRECTOR EQUITY PLANS

                                               OPTION SHARES    WEIGHTED AVG.
                                                (THOUSANDS)     OPTION PRICE
                                                -----------     ------------
Balance at Dec. 31, 1998                               241            $21.22
   Granted                                              32            $21.51
   Exercised                                            --                --
   Cancelled                                            --                --
                                                    ------

Balance at Dec. 31, 1999                               273            $21.25
   Granted                                              30            $23.49
   Exercised                                           (33)           $18.57
   Cancelled                                           (12)           $25.15
                                                       ---

Balance at Dec. 31, 2000                               258            $21.68
   Granted                                              35            $31.26
   Exercised                                           (91)           $19.12
   Cancelled                                            --                --
                                                    ------
Balance at Dec. 31, 2001                               202            $24.49
                                                    ======

Exercisable at Dec. 31, 2001                           142            $22.27
                                                    ======
Available for future grant at Dec. 31, 2001            302
                                                    ======

     As of Dec. 31, 2001, the 202,000 options outstanding under the 1997 Plan with option prices of $18.53-$31.575, had a weighted average option price of $24.49 and a weighted average remaining contractual life of six years.

     TECO Energy has adopted the disclosure-only provisions of FAS 123, Accounting for Stock-Based Compensation, but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Therefore, since stock options are granted with an option price greater than or equal to the fair value on date of grant, no compensation expense has been recognized for stock options granted under the 1996 Plan and the 1997 Plan. If the company had elected to recognize compensation expense for stock options based on the fair value at grant date, consistent with the method prescribed by FAS 123, net income and earnings per share would have been reduced to the pro forma amounts shown below. These pro forma amounts reflect the changes in accounting discussed in Note P and were determined using the Black-Scholes valuation model with weighted average assumptions as shown below.

                                                      2001        2000        1999
                                                     ------      ------      ------
Net Income from                      As reported     $ 273.8     $ 227.5     $ 179.2
continuing operations (millions)     Pro forma       $ 268.7     $ 224.4     $ 176.8

Net Income (millions)                As reported     $ 303.7     $ 250.9     $ 186.1
                                     Pro forma       $ 298.6     $ 247.8     $ 183.7

Net Income from
continuing operations                As reported     $  2.04     $  1.81     $  1.37
- EPS basic                          Pro forma       $  2.00     $  1.79     $  1.36

Net Income                           As reported     $  2.26     $  1.99     $  1.42
- EPS basic                          Pro forma       $  2.22     $  1.97     $  1.40

Assumptions

  Risk-free interest rate                               4.86%       6.24%       5.26%
  Expected lives (in years)                                6           6           6
  Expected stock volatility                            27.45%      22.93%      19.14%
  Dividend yield                                        5.46%       5.15%       4.55%

DIVIDEND REINVESTMENT PLAN

     In 1992, TECO Energy implemented a Dividend Reinvestment and Common Stock Purchase Plan (DRP). TECO Energy raised $8.6 million and $8.1 million of common equity from this plan in 2001 and 2000, respectively. In 1999 the DRP purchased shares of TECO Energy common stock on the open market for plan participants.

COMMON STOCK AND TREASURY STOCK

     In September 1999, TECO Energy began a program to repurchase up to $150 million of its outstanding common stock. Shares acquired constituted treasury shares. In 1999 and 2000, the company acquired 7.0 million shares of its outstanding common stock at a cost of $144.7 million, or an average per share price of $20.55. The company's share repurchase program favorably impacted earnings in 2000 by approximately $0.06 per share. Earnings per share results were not significantly affected in 1999 because the purchases occurred late in the year.

     On March 12, 2001, the company completed a public offering of 8.625 million common shares at $27.75 per share, 7.0 million shares of which were reissued from Treasury shares. On Oct. 4, 2001, Standard and Poor's (S&P) announced the inclusion of TECO Energy shares in the S&P 500 index effective as of the market close on Oct. 9, 2001. On Oct. 12, 2001, TECO Energy issued 3.5 million additional common shares at $26.72 per share. The sales of the common shares resulted in total net proceeds to TECO Energy of $325.5 million in 2001, which were used to fund capital expenditures, for working capital requirements, general corporate purposes and to repay short-term debt.

SHAREHOLDER RIGHTS PLAN

     In accordance with the company's Shareholder Rights Plan, a Right to purchase one additional share of the company's common stock at a price of $90 per share is attached to each outstanding share of the company's common stock. The Rights expire in May 2009, subject to extension. The Rights will become exercisable 10 business days after a person acquires 10 percent or more of the company's outstanding common stock or commences a tender offer that would result in such person owning 10 percent or more of such stock. If any person acquires 10 percent or more of the outstanding common stock, the rights of holders, other than the acquiring person, become rights to buy shares of common stock of the company (or of the acquiring company if the company is involved in a merger or other business combination and is not the surviving corporation) having a market value of twice the exercise price of each Right.

     The company may redeem the Rights at a nominal price per Right until 10 business days after a person acquires 10 percent or more of the outstanding common stock.

EMPLOYEE STOCK OWNERSHIP PLAN

     Effective Jan. 1, 1990, TECO Energy amended the TECO Energy Group Retirement Savings Plan, a tax-qualified benefit plan available to substantially all employees, to include an employee stock ownership plan (ESOP). During 1990, the ESOP purchased 7 million shares of TECO Energy common stock on the open market for $100 million. The share purchase was financed through a loan from TECO Energy to the ESOP. This loan is at a fixed interest rate of 9.3% and will be repaid from dividends on ESOP shares and from TECO Energy's contributions to the ESOP.

     TECO Energy's contributions to the ESOP were $5.6 million, $6.8 million, and $7.5 million in 2001, 2000 and 1999, respectively. TECO Energy's annual contribution equals the interest accrued on the loan during the year plus additional principal payments needed to meet the matching allocation requirements under the plan, less dividends received on the ESOP shares. The components of net ESOP expense recognized for the past three years are as follows:

(MILLIONS)                 2001          2000          1999
                          -------       -------       -------
Interest expense          $   5.2       $   6.0       $   6.9
Compensation expense          7.4           6.9           7.5
Dividends                    (8.5)         (8.5)         (8.4)
                          -------       -------       -------
Net ESOP expense          $   4.1       $   4.4       $   6.0
                          =======       =======       =======

     Compensation expense was determined by the shares allocated method. At Dec. 31, 2001, the ESOP had 3.4 million allocated shares, 0.2 million committed-to-be-released shares, and 2.6 million unallocated shares. Shares are released to provide employees with the company match in accordance with the terms of the TECO Energy Group Retirement Savings Plan and in lieu of dividends on allocated ESOP shares. The dividends received by the ESOP are used to pay debt service.

     For financial statement purposes, the unallocated shares of TECO Energy stock are reflected as a reduction of common equity, classified as unearned compensation. Dividends on all ESOP shares are recorded as a reduction of retained earnings, as are dividends on all TECO Energy common stock. The tax benefit related to the dividends paid to the ESOP for allocated shares is a reduction of income tax expense and for unallocated shares is an increase in retained earnings. All ESOP shares are considered outstanding for earnings per share computations.

C. REDEEMABLE PREFERRED SECURITIES

     In November 2000, TECO Energy established TECO Capital Trust I (the Trust) for the sole purpose of issuing Trust Preferred Securities (TRuPS) and using the proceeds to purchase company preferred securities from TECO Funding I, LLC (TECO Funding). On Dec. 20, 2000, the Trust issued 8 million shares of $25 par, 8.5% TRuPS, due 2041, with an aggregate liquidation value of $200 million. Currently, all 8 million shares of the TRuPS are outstanding. Each TRuPS represents an undivided beneficial interest in the assets of the Trust. The Trust used the proceeds from the sale of the TRuPS to purchase a corresponding amount of company preferred securities of TECO Funding. TECO Funding used the proceeds from the sale of the company preferred securities to the Trust of $200 million and the sale of $6.2 million of its common securities to TECO Energy, to purchase $206.2 million of 8.5% junior subordinated notes of TECO Energy, due 2041. The junior subordinated notes are the sole assets of TECO Funding and the company preferred securities are the sole assets of the Trust. TECO Energy's proceeds from the sale of the junior subordinated notes were used to reduce the commercial paper balances of TECO Finance and for general corporate purposes. TECO Energy has guaranteed the payments to the holders of the company preferred securities and indirectly, the payments to the holders of the TRuPS, as a result of their beneficial interest in the company preferred securities. Distributions are payable quarterly in arrears on January 31, April 30, July 31, and October 31 of each year. Distributions were $17.0 million in 2001. No distributions were made in 2000.

     The junior subordinated notes may be redeemed at the option of TECO Energy at any time on or after Dec. 20, 2005 at 100% of their principal amount plus accrued interest through the redemption date. If TECO Energy redeems the junior subordinated notes in full before their maturity date, then TECO Funding is required to redeem the company preferred securities and common securities, in accordance with their terms. If TECO Energy redeems the junior subordinated notes in part but not in full before their maturity date, then TECO Funding will redeem the company preferred securities in full prior to any payment being made on the common securities. Upon any liquidation of the company preferred securities, holders of the TRuPS would be entitled to the liquidation preference of $25 per share plus all accrued and unpaid dividends through the date of redemption.

D. PREFERRED STOCK

PREFERRED STOCK OF TECO ENERGY - $1 PAR 10 million shares authorized, none outstanding.

PREFERENCE STOCK OF TAMPA ELECTRIC - NO PAR 2.5 million shares authorized, none outstanding.

PREFERRED STOCK OF TAMPA ELECTRIC - NO PAR 2.5 million shares authorized, none outstanding.

PREFERRED STOCK OF TAMPA ELECTRIC - $100 PAR VALUE 1.5 million shares authorized, none outstanding.

E. LONG-TERM DEBT

                                                                                                         DEC. 31,
                                                                                                  -----------------------
(MILLIONS)                                                                               DUE        2001          2000
                                                                                         ---      ---------     ---------
TECO ENERGY
Medium-term notes payable: 5.31%(1)(2)                                                   2002     $   200.0     $   200.0
Medium-term notes payable: 7.20%(3)                                                      2011         600.0            --
Medium-term notes payable: 5.35%(1)                                                      2001            --         150.0
Floating rate notes: 5.2% for 2001 (1)(4)                                                2002         400.0            --
                                                                                                  ---------     ---------
                                                                                                    1,200.0         350.0
                                                                                                  ---------     ---------

TAMPA ELECTRIC
First mortgage bonds (issuable in series):
   7.75%                                                                                 2022          75.0          75.0
   6.125%                                                                                2003          75.0          75.0
Installment contracts payable(5):
   5.75%                                                                                 2007          22.5          22.9
   7.875% Refunding bonds(6)                                                             2021          25.0          25.0
   8% Refunding bonds(6)                                                                 2022         100.0         100.0
   6.25% Refunding bonds(7)                                                              2034          86.0          86.0
   5.85%                                                                                 2030          75.0          75.0
   Variable rate: 1.45% for 2001 and 3.77% for 2000(1)                                   2025          51.6          51.6
   Variable rate: 1.47% for 2001 and 3.90% for 2000(1)                                   2018          54.2          54.2
   Variable rate: 1.52% for 2001 and 3.96% for 2000(1)                                   2020          20.0          20.0
Medium-term notes payable: 5.11%(1)                                                      2001            --          38.0
Medium-term notes payable: 5.86%(1)(8)                                                   2002         100.0         100.0
Medium-term notes payable: 6.875%(3)                                                     2012         210.0            --
                                                                                                  ---------     ---------
                                                                                                      894.3         722.7
                                                                                                  ---------     ---------

PEOPLES GAS SYSTEM
Senior Notes(9)
   10.35%                                                                                2007           5.0           5.6
   10.33%                                                                                2008           6.4           7.2
   10.3%                                                                                 2009           7.8           8.4
   9.93%                                                                                 2010           8.0           8.6
   8.0%                                                                                  2012          27.5          29.0
Medium-term notes payable: 5.11%(1)                                                      2001            --          12.0
Medium-term notes payable: 5.86%(1)(8)                                                   2002          50.0          50.0
                                                                                                                ---------
Medium-term notes payable: 6.875%(3)                                                     2012          40.0            --
                                                                                                  ---------     ---------
                                                                                                      144.7         120.8
                                                                                                  ---------     ---------

DIVERSIFIED COMPANIES
Dock and wharf bonds, fixed rate of 5.0 for 2001,
      variable rate of 3.79% for 2000(1)(5)                                              2007         110.6         110.6
Non-recourse secured facility notes, Series A: 7.8%                                 2002-2012         118.5         125.5
Non-recourse secured facility notes: 9.875%                                         2002-2008          17.1          19.5
Non-recourse secured facility notes, variable rate:
      5.43% for 2001 and  9.55% for 2000(1)                                         2002-2007          57.9          65.0
Non-recourse secured facility notes: 10.1%                                          2002-2009          16.9          17.0
Non-recourse secured facility notes: 9.629%                                         2002-2010          28.0          31.2
Capital lease: implicit rate of 8.5%                                                2002-2003          27.6          29.7
Construction financing: 7.82%                                                            2001            --          10.1
                                                                                                  ---------     ---------
                                                                                                      376.6         408.6
                                                                                                  ---------     ---------

TECO FINANCE
Medium-term notes payable, various rates: 7.54% for 2001 and 2000(1)                     2002           9.0           9.0
Unamortized debt premium (discount), net                                                                6.7           0.8
                                                                                                  ---------     ---------
                                                                                                    2,631.3       1,611.9
Less amount due within one year(10)                                                                   788.8         237.3
                                                                                                  ---------     ---------
TOTAL LONG-TERM DEBT                                                                               $1,842.5      $1,374.6
                                                                                                  =========     =========

(1)   Composite year-end interest rate.

(2) These notes are subject to mandatory tender on Oct. 1, 2002, at which time they will be redeemed or remarketed.

(3) These notes are subject to redemption in whole or in part, at any time, at the option of the company.

(4)   These notes are callable at par on or after Nov. 15, 2001.

(5)   Tax-exempt securities.

(6) Proceeds of these bonds were used to refund bonds with interest rates of 11.625%-12.625%. For accounting purposes, interest expense has been recorded using blended rates of 8.28%-8.66% on the original and refunding bonds, consistent with regulatory treatment.

(7) Proceeds of these bonds were used to refund bonds with an interest rate of 9.9% in February 1995. For accounting purposes, interest expense has been recorded using a blended rate of 6.52% on the original and refunding bonds, consistent with regulatory treatment.

(8) These notes are subject to mandatory tender on Sept. 1, 2002, at which time they will be redeemed or remarketed.

(9) These long-term debt agreements contain various restrictive covenants including provisions related to interest coverage, maximum levels of debt to total capitalization and limitations on dividends.

(10) Of the amount due in 2002, $0.8 million may be satisfied by the substitution of property in lieu of cash payments.

      TECO Transport entered into a capital lease agreement with Midwest Marine Management Company in March 1998 for the charter of additional capacity. This lease covers 110 river barges and three towboats, classified as property, plant and equipment on the balance sheet; the corresponding $35 million five-year lease commitment was recorded as long-term debt on the balance sheet. The following is a schedule of future minimum lease payments under the capitalized lease together with the present value of the net minimum lease payments as of Dec. 31, 2001:

YEAR ENDED DEC. 31:                                AMOUNT (MILLIONS)
                                                   ----------------
     2002                                              $   4.6
     2003                                                 25.8
                                                       -------
Total minimum lease payments                              30.4
Less: Amount representing interest                         2.8
                                                       -------
Present value of net minimum lease payments,
 including current maturities of $2.3 million           $ 27.6
                                                       =======

      Substantially all of the property, plant and equipment of Tampa Electric is pledged as collateral to secure its long-term debt. TECO Energy's maturities and annual sinking fund requirements of long-term debt for the years 2003, 2004, 2005 and 2006 are $129.9 million, $31.6 million, $34.2 million and $36.5 million, respectively. Of these amounts $0.8 million per year for 2003 through 2006 may be satisfied by the substitution of property in lieu of cash payments.

      At Dec. 31, 2001, total long-term debt had a carrying amount of $1,842.5 million and an estimated fair market value of $1,966.0 million. The estimated fair market value of long-term debt was based on quoted market prices for the same or similar issues, on the current rates offered for debt of the same remaining maturities, or for long-term debt issues with variable rates that approximate market rates, at carrying amounts. The carrying amount of long-term debt due within one year approximated fair market value because of the short maturity of these instruments.

F. SHORT-TERM DEBT

      Notes payable consisted primarily of commercial paper with weighted average interest rates of 1.99% and 6.53%, at Dec. 31, 2001 and 2000, respectively. The carrying amount of notes payable approximated fair market value because of the short maturity of these instruments.

      The company has in place a $1 billion syndicated line of credit facility, comprised of $700 million for TECO Energy and $300 million for Tampa Electric Company. There were no borrowings outstanding at Dec. 31, 2001. These lines of credit require commitment fees ranging from .08% to .13% on the unused balances. Within this $1 billion facility, TECO Energy has $250 million of capacity to issue letters of credit. See Note O for January and February 2002 activity related to these letters of credit.

G. EMPLOYEE POSTRETIREMENT BENEFITS

PENSION BENEFITS

      TECO Energy has a non-contributory defined benefit retirement plan which covers substantially all employees. Benefits are based on employees' age, years of service and final average earnings. On April 1, 2000, the plan was amended to provide for benefits to be earned and payable substantially on a lump sum basis through an age and service credit schedule for eligible participants leaving the company on or after July 1, 2001. Other significant provisions of the plan, such as eligibility, definitions of credited service, final average earnings, etc., were largely unchanged. This amendment resulted in decreased pension expense of approximately $.8 million and $2.0 million in 2001 and 2000, respectively, and a reduction of benefit obligation of $6.2 million and $14.4 million at Sept. 30,

2001 and Dec. 31, 2000, respectively.

      The company's policy is to fund the plan within the guidelines set by ERISA for the minimum annual contribution and the maximum allowable as a tax deduction by the IRS. About 60 percent of plan assets were invested in common stock and 40 percent in fixed income investments at Sept. 30, 2001.

      Amounts shown also include the unfunded obligations for the supplemental executive retirement plans, non-qualified, non-contributory defined benefit retirement plans available to certain senior management. TECO Energy reported $0.3 million and $2 million of comprehensive income in 2001 and 2000, respectively, and $5.5 million of comprehensive loss in 1999 related to adjustments to the minimum pension liability associated with the supplemental executive retirement plan.

      In 2001, TECO Energy elected to change the measurement date for pension obligations and plan assets from December 31 to September 30. The effect of this accounting change is not material.

OTHER POSTRETIREMENT BENEFITS

      TECO Energy and its subsidiaries currently provide certain postretirement health care and life insurance benefits for substantially all employees retiring after age 55 meeting certain service requirements. The company contribution toward health care coverage for most employees who retired after Jan. 1, 1990 and before July 1, 2001, is limited to a defined dollar benefit based on years of service. On April 1, 2000, the company adopted changes to this program for participants retiring from the company on or after July 1, 2001, after age 50 that meet certain service requirements. The company contribution toward pre-65 and post-65 health care coverage for most employees retiring on or after July 1, 2001, is limited to a defined dollar benefit based on an age and service schedule. The impact of this amendment, including a change in the company's commitment for future retirees combined with a grandfathering provision for current retired participants, resulted in a reduction in the benefit obligation of $1.4 million in 2001 and an increase of $22.9 million in 2000. Postretirement benefit levels are substantially unrelated to salary. The company reserves the right to terminate or modify the plans in whole or in part at any time.

      In 2001, TECO Energy elected to change the measurement date for benefit obligations from December 31 to September 30. The effect of this accounting change is not material.

      The following charts summarize the income statement and balance sheet impact, as well as the benefit obligations, assets, funded status and rate assumptions associated with the pension and other postretirement benefits.

                                                            PENSION BENEFITS         OTHER POSTRETIREMENT BENEFITS
                                                     ---------------------------     -----------------------------
(MILLIONS)                                            2001      2000        1999       2001      2000       1999
                                                     -----      -----      -----      -----     -----      -----
COMPONENTS OF NET PERIODIC BENEFIT EXPENSE
Service cost (benefits earned during the period)     $11.2      $10.7      $12.9      $ 3.4     $ 3.0      $ 3.6
Interest cost on projected benefit obligations        27.9       27.5       27.2       10.9       8.9        6.9
Expected return on assets                            (42.0)     (40.8)     (34.6)        --        --         --
Amortization of:
   Transition obligation (asset)                      (1.1)      (1.0)      (0.9)       2.7       2.7        2.7
   Prior service cost (benefit)                       (0.5)       0.2        1.2        2.0       1.7        0.6
   Actuarial (gain) loss                              (4.4)      (5.6)       5.2        0.4      (0.2)       0.2
                                                     -----      -----      -----      -----     -----      -----
Pension expense                                       (8.9)      (9.0)      11.0       19.4      16.1       14.0
Special termination benefit charge                      --        1.1         --         --       0.2         --
Additional amounts recognized                           --         --         --         --       0.9         --
                                                     -----      -----      -----      -----     -----      -----
Net pension (benefit) expense recognized in the
   Consolidated Statements of Income                 $(8.9)     $(7.9)     $11.0      $19.4     $17.2      $14.0
                                                     =====      =====      =====      =====     =====      =====

      The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for non-qualified pension plans with accumulated benefit obligations in excess of plan assets were $27.3 million, $23.5 million and $0 respectively as of Sept. 30, 2001 and $26.1 million, $23.0 million and $0 as of Dec. 31, 2000.

                                                              PENSION BENEFITS    OTHER POSTRETIREMENT BENEFITS
                                                            -------------------   -----------------------------
(MILLIONS)                                                   2001         2000         2001         2000
                                                            ------       ------       ------       ------
CHANGE IN BENEFIT OBLIGATION
Net benefit obligation at prior measurement date            $379.9       $360.4       $130.8       $ 93.1
Change in benefit obligation due to:
   Service cost                                               11.2         10.7          3.4          3.0
   Interest cost                                              27.9         27.5         10.9          8.9
   Plan participants' contributions                             --           --          0.9          1.1
   Actuarial (gain) loss                                      (8.7)        17.8         11.6          8.5
   Plan amendments                                            (6.2)       (14.4)        (1.4)        22.9
   Special termination benefits                                 --          1.1           --          0.2
   Gross benefits paid                                       (21.8)       (23.2)        (6.0)        (6.9)
                                                            ------       ------       ------       ------
Net benefit obligation at measurement date                  $382.3       $379.9       $150.2       $130.8
                                                            ------       ------       ------       ------

CHANGE IN PLAN ASSETS
Fair value of plan assets at prior measurement date         $493.8       $512.1       $   --       $   --
Change in plan assets due to:
   Actual return on plan assets                              (43.7)         6.2           --           --
   Employer contributions                                      2.1          1.6          5.1          5.8
   Plan participants' contributions                             --           --          0.9          1.1
   Gross benefits paid (including expenses)                  (24.2)       (26.1)        (6.0)        (6.9)
                                                            ------       ------       ------       ------
Fair value of plan assets at measurement date               $428.0       $493.8       $   --       $   --
                                                            ------       ------       ------       ------

FUNDED STATUS
Funded status at measurement date                           $ 45.7       $113.9       $(150.2)     $(130.8)
Net contributions after measurement date                       0.4          N/A          1.7          N/A
Unrecognized net actuarial (gain) loss                       (44.0)      (127.8)        16.9          5.6
Unrecognized prior service cost (benefit)                     (9.0)        (3.3)        24.3         27.7
Unrecognized net translation obligation (asset)               (3.6)        (4.7)        30.1         32.8
                                                            ------       ------       ------       ------
Accrued liability at end of year                            $(10.5)      $(21.9)      $(77.2)      $(64.7)
                                                            ======       ======       ======       ======

ASSUMPTIONS USED IN DETERMINING ACTUARIAL VALUATIONS
Discount rate to determine projected benefit obligation        7.5%         7.5%         7.5%         7.5%
Rate of increase in compensation levels                        4.7%         4.7%
Plan asset growth rate through time                            9.0%         9.0%

      The assumed health care cost trend rate for medical costs prior to age 65 was 5.5% in 2001 and decreases to 5.0% in 2002 and thereafter. The assumed health care cost trend rate for medical costs after age 65 was 5.3% in 2001 and decreases to 5.0% in 2002 and thereafter.

      A 1 percent increase in the medical trend rates would produce an 8 percent ($1.1 million) increase in the aggregate service and interest cost for 2001 and an 8 percent ($12.0 million) increase in the accumulated postretirement benefit obligation as of Sept. 30, 2001.

      A 1 percent decrease in the medical trend rates would produce a 5 percent ($0.7 million) decrease in the aggregate service and interest cost for 2001 and a 4 percent ($6.3 million) decrease in the accumulated postretirement benefit obligation as of Sept. 30, 2001.

H. INCOME TAX EXPENSE

Income tax expense consists of the following components and reflects the changes in accounting discussed in Note P:

(MILLIONS)                                              FEDERAL       STATE        TOTAL
                                                        -------      -------      -------
2001
   Currently payable                                    $  85.7      $  18.3      $ 104.0
    Deferred                                              (94.1)        (7.1)      (101.2)
    Amortization of investment tax credits                 (4.9)          --         (4.9)
                                                        -------      -------      -------
    Income tax expense from continuing operations         (13.3)        11.2         (2.1)
                                                        -------      -------      -------
    Currently payable                                      (7.9)         1.6         (6.3)
    Deferred                                               (1.4)        (0.3)        (1.7)
                                                        -------      -------      -------
    Income tax benefit from discontinued operations        (9.3)         1.3         (8.0)
                                                        -------      -------      -------
Total income tax expense                                $ (22.6)     $  12.5      $ (10.1)
                                                        =======      =======      =======

2000
   Currently payable                                    $ 103.2      $   8.4      $ 111.6
    Deferred                                              (79.4)         2.0        (77.4)
    Amortization of investment tax credits                 (4.9)          --         (4.9)
                                                        -------      -------      -------
    Income tax expense from continuing operations          18.9         10.4         29.3
                                                        -------      -------      -------
    Currently payable                                     (10.7)          --        (10.7)
    Deferred                                               (1.6)         1.5         (0.1)
                                                        -------      -------      -------
    Income tax benefit from discontinued operations       (12.3)         1.5        (10.8)
                                                        -------      -------      -------
Total income tax expense                                $   6.6      $  11.9      $  18.5
                                                        =======      =======      =======

1999
    Currently payable                                   $ 103.0      $  13.1      $ 116.1
    Deferred                                              (10.2)         0.6         (9.6)
    Amortization of investment tax credits                 (5.2)          --         (5.2)
                                                        -------      -------      -------
    Income tax expense from continuing operations          87.6         13.7        101.3
                                                        -------      -------      -------
    Currently payable                                     (17.0)        (0.2)       (17.2)
    Deferred                                               (5.7)        (0.2)        (5.9)
                                                        -------      -------      -------
    Income tax benefit from discontinued operations       (22.7)        (0.4)       (23.1)
                                                        -------      -------      -------
Total income tax expense                                $  64.9      $  13.3      $  78.2
                                                        =======      =======      =======

      Deferred taxes result from temporary differences in the recognition of certain liabilities or assets for tax and financial reporting purposes. The principal components of the company's deferred tax assets and liabilities recognized in the balance sheet are as follows:

(MILLIONS)
DEC. 31,                                                      2001        2000
                                                             ------      ------
Deferred income tax assets(1)
   Property related                                          $ 87.7      $ 77.6
   Basis differences in oil and gas producing properties        1.2         1.2
   Alternative minimum tax credit carry forward               105.5        58.1
   Other                                                       47.6        37.5
                                                             ------      ------
Total deferred income tax assets                              242.0       174.4
                                                             ------      ------

Deferred income tax liabilities(1)
   Property related                                          (522.8)     (499.4)
   Basis differences in oil and gas producing properties       (8.9)      (11.0)
   Other                                                       33.0         7.1
                                                             ------      ------
      Total deferred income tax liabilities                  (498.7)     (503.3)
                                                             ------      ------
      Accumulated deferred income taxes                      $(256.7)    $(328.9)
                                                             ======      ======

(1)   Certain property related assets and liabilities have been netted.

The total income tax provisions differ from amounts computed by applying the federal statutory tax rate to income before income taxes for the following reasons:

(MILLIONS)                                                  2001         2000         1999
                                                           ------       ------       ------
Net income from continuing operations                      $273.8       $227.5       $179.2
Total income tax provision                                   (2.1)        29.3        101.3
                                                           ------       ------       ------
Income from continuing operations before income taxes      $271.7       $256.8       $280.5
                                                           ======       ======       ======

Income taxes on above at federal statutory rate of 35%     $ 95.1       $ 89.9       $ 98.2
Increase (Decrease) due to:
   State income tax, net of federal income tax                7.3          7.5          8.8
   Amortization of investment tax credits                    (4.9)        (4.9)        (5.2)
   Non-conventional fuels tax credit                        (86.2)       (52.1)          --
   Permanent reinvestment-foreign income                     (7.2)        (9.3)          --
   Other                                                     (6.2)        (1.8)        (0.5)
                                                           ------       ------       ------
Total income tax provision from continuing operations      $ (2.1)      $ 29.3       $101.3
                                                           ======       ======       ======
Provision for income taxes as a percent of income
from continuing operations, before income taxes              (0.8%)       11.4%        36.1%
                                                           ======       ======       ======

      The provision for income taxes as a percent of income from discontinued operations was (36.5)% for 2001, (46.1)% for 2000 and 142.5% for 1999. The total effective income tax rate differs from the federal statutory rate due to state income tax, net of federal income tax, the non-conventional fuels tax credit and other miscellaneous items. The actual cash paid for income taxes as required by the alternative minimum tax rules in 2001, 2000, and 1999 was $52.4 million, $83.9 million and $62.1 million, respectively.

I. DISCONTINUED OPERATIONS

TECO COALBED METHANE

      In September 2002, the company announced plans and initiated activities to sell the TECO Coalbed Methane gas assets. The offering memorandum was released in October 2002. The company has targeted a closing before year end. TECO Coalbed Methane. TECO Coalbed Methane's results are now being accounted for as discontinued operations for all periods reported. See Note P for further discussion.

TECOM

      On Nov. 4, 1999, TECO Energy completed the sale of the assets of TeCom, Inc. for $1.0 million in cash. The company decided to exit the automated energy management systems business because it lacked the distribution channels necessary to effectively reach the markets for its products.

      As a result of the company's intention to sell this business, all activities of the subsidiary through Sept. 1, 1999, the measurement date, were reported as discontinued operations on the Consolidated Statements of Income, including amounts from prior years which have been reclassified from continuing operations to discontinued operations. After-tax losses from discontinued operations were $2.5 million for the year ended Dec. 31, 1999. The loss on the sale of the assets of TeCom, including an estimate of activities after the measurement date, was reported as a loss on disposal of discontinued operations. The net after-tax loss from TeCom's disposal of discontinued operations in 1999 was $12.9 million, or 10 cents per share.

      Total revenues from discontinued operations related to TeCom were $1.2 million for the year ended Dec. 31, 1999. There were no revenues in 2001 or 2000.

TECO OIL & GAS

      On Aug. 28, 1997, the company announced its plan to discontinue operations of its conventional oil and gas subsidiary, TECO Oil & Gas, Inc. Since its formation in 1995, TECO Oil & Gas participated in joint ventures utilizing 3-D seismic imaging in the exploration for oil and gas.

      In 1998, TECO Oil & Gas sold its offshore assets for cash and a note receivable (the "Note") to American Resources Offshore, Inc. (ARO) and wrote off the recorded value of all assets associated with the discontinued oil and gas operation, for a net after-tax gain reported from disposal of discontinued operations of $6.1 million.

      In March 1999, TECO Oil & Gas sold the Note to a third party for $500,000 in cash, and in a separate transaction ARO agreed to assume disputed joint billing payments of approximately $425,000. A $0.6 million after-tax gain from these transactions was recognized in 1999 as a gain on disposal of discontinued operations.

      There were no significant revenues from the discontinued oil and gas operations in 2001, 2000 or 1999.

J. EARNINGS PER SHARE

      In 1997, the Financial Accounting Standards Board issued FAS 128, Earnings per Share, which requires disclosure of basic and diluted earnings per share and a reconciliation (where different) of the numerator and denominator from basic to diluted earnings per share. The reconciliation of basic and diluted earnings per share is shown below as adjusted for the changes in accounting discussed in Note P:

                                                                              YEAR ENDED DECEMBER 31,
                                                                           ---------------------------
                                                                         2001         2000         1999
                                                                        -------      -------      -------
NUMERATOR
Net Income from continuing operations, basic                            $ 273.8      $ 227.5      $ 179.2
Effect of contingent performance shares                                      --         (1.9)          --
                                                                        -------      -------      -------
Net Income from continuing operations, diluted                          $ 273.8      $ 225.6      $ 179.2
                                                                        =======      =======      =======
Net Income, basic                                                       $ 303.7      $ 250.9      $ 186.1
Effect of contingent performance shares                                      --         (1.9)          --
                                                                        -------      -------      -------
Net Income, diluted                                                     $ 303.7      $ 249.0      $ 186.1
                                                                        =======      =======      =======
DENOMINATOR
Average number of shares outstanding - basic                              134.5        125.9        131.0
Plus: incremental shares for assumed conversions:
   Stock options at end of period and contingent performance shares         4.2          3.3          2.3
Less: Treasury shares which could be purchased                             (3.3)        (2.9)        (2.1)
                                                                        -------      -------      -------
Average number of shares outstanding - diluted                            135.4        126.3        131.2
                                                                        =======      =======      =======
EARNINGS PER SHARE FROM CONTINUING OPERATIONS
   Basic                                                                $  2.04      $  1.81      $  1.37
   Diluted                                                              $  2.02      $  1.79      $  1.37
EARNINGS PER SHARE
   Basic                                                                $  2.26      $  1.99      $  1.42
   Diluted                                                              $  2.24      $  1.97      $  1.42

K. SEGMENT INFORMATION

      TECO Energy is an electric and gas utility holding company with significant diversified activities. The management of TECO Energy determined its reportable segments based on each subsidiary's contribution of revenues, operating income, net income and total assets. All significant intercompany transactions are eliminated in the consolidated financial statements of TECO Energy but are included in determining reportable segments in accordance with FAS 131, Disclosures about Segments of an Enterprise and Related Information. In September 2002 as further discussed in Note P, TECO Energy announced plans and initiated activities to sell the TECO Coalbed Methane gas assets. The offering memorandum was released in October 2002. The company has targeted a closing before year end. Information presented here for 2001, 2000 and 1999 excludes TECO Coalbed Methane's results, which are reflected in the consolidated financial statements as discontinued operations for all periods reported. In November 1999, TECO Energy sold the assets of TeCom, the company's advanced energy management technology subsidiary. Information presented here for 1999 excludes TeCom's results, which are reflected in the consolidated financial statements as discontinued operations. Revenues, net income from continuing operations and depreciation expense reflect the changes in accounting discussed in Note P.


                                                                                                              CAPITAL
                                                          NET                             ASSETS            EXPENDITURES
(MILLIONS)                      REVENUES(1)             INCOME(1)(3)    DEPRECIATION(1) AT DEC. 31,         FOR THE YEAR
                                -----------             ------------    --------------- -----------         ------------
2001
Tampa Electric                   $1,412.7(4)              $  154.0          $  173.4     $3,274.2             $  426.3
Peoples Gas System                  352.9                     23.1              27.9        528.9                 73.0
TECO Power Services                 287.1(5)                  26.9              28.4      1,935.4(9)(10)         397.5
TECO Transport                      274.9(6)                  27.5              24.1        333.1                 38.8
TECO Coal                           303.4(7)                  59.0              28.3        258.5                 25.8
Other diversified businesses        106.9(8)                   5.2               6.1        373.3(11)(12)          4.5
                                 --------                 --------          --------     --------             --------
                                  2,737.9                    295.7             288.2      6,703.4                965.9
Other and eliminations             (249.8)                   (21.9)               --         18.7                   --
                                 --------                 --------          --------     --------             --------
TECO Energy consolidated         $2,488.1                 $  273.8          $  288.2     $6,722.1             $  965.9
                                 ========                 ========          ========     ========             ========

2000
Tampa Electric                   $1,353.8(4)              $  144.5          $  161.6     $2,957.1             $  267.1
Peoples Gas System                  314.5                     21.8              25.8        513.3                 82.2
TECO Power Services                 199.0(5)                  22.8              18.5      1,350.6(9)(10)         243.5
TECO Transport                      269.8(6)                  29.2              22.0        311.3                 21.1
TECO Coal                           232.8(7)                  33.5              26.9        246.3                 64.0
Other diversified businesses         82.0(8)                   4.7               3.2        294.6(11)(12)         10.6
                                 --------                 --------          --------     --------             --------
                                  2,451.9                    256.5             258.0      5,673.2                688.5
Other and eliminations             (228.7)                   (29.0)               --         61.1                 (0.1)
                                 --------                 --------          --------     --------             --------
TECO Energy consolidated         $2,223.2                 $  227.5          $  258.0     $5,734.3             $  688.4
                                 ========                 ========          ========     ========             ========

1999
Tampa Electric                   $1,199.8(4)(13)(14)      $  138.8(16)      $  147.6     $2,827.3             $  228.7
Peoples Gas System                  251.7                     19.8              23.1        433.1                 84.5
TECO Power Services                 106.8(5)                   9.3               9.3        700.4(9)(10)          68.5
TECO Transport                      251.9(6)                  26.2              21.9        312.0                 18.6
TECO Coal                           237.3(7)                  13.0              16.1        193.2                 23.4
Other diversified businesses         62.1(8)                   2.0               3.4        223.0(12)              3.1
                                 --------                 --------          --------     --------             --------
                                  2,109.6                    209.1             221.4      4,689.0                426.8
Other and eliminations             (177.0)(15)               (29.9)(17)           --          1.1                 (0.7)
                                 --------                 --------          --------     --------             --------
TECO Energy consolidated         $1,932.6                 $  179.2          $  221.4     $4,690.1             $  426.1
                                 ========                 ========          ========     ========             ========

(1)   From continuing operations.

(2) Revenues for all periods have been restated to reflect the reclassification of earnings from equity investments from Revenues to Other Income. There was no impact to net income.

(3) Beginning in 2001, segment net income is reported on a basis that includes internally allocated financing costs. Prior period net income has been restated to reflect estimated internally allocated financing costs that would have been attributable to such prior periods. Internally allocated costs for 2001, 2000 and 1999 were at pretax rates of 7%, 6.75% and 6.75% respectively, based on the average investment in each subsidiary.

(4) Revenues from sales to affiliates were $32.6 million, $32.4 million and $24.8 million in 2001, 2000 and 1999, respectively.

(5) Revenues from sales to affiliates were $65.0 million, $67.6 million and $35.5 million in 2001, 2000 and 1999, respectively.

(6) Revenues from sales to affiliates were $123.2 million, $118.0 million and $101.0 million in 2001, 2000 and 1999, respectively.

(7) Revenues from sales to affiliates were $5.1 million, $4.3 million and $23.1 million in 2001, 2000 and 1999, respectively.

(8) Revenues from sales to affiliates were $23.7 million, $6.5 million and $0.6 million in 2001, 2000 and 1999, respectively.

(9) Total assets include investments in unconsolidated affiliates of $120.4 million, $145.5 million, and $103.3 million at Dec. 31, 2001, 2000 and 1999, respectively. Total assets also includes $286.4 million and $383.1 million in other non-current equity investments at Dec. 31, 2001 and 2000, respectively.

(10) Total assets include $129.4 million, $65.7 million and $40.9 million in goodwill net of amortization at Dec. 31, 2001, 2000 and 1999, respectively.

(11) Total assets include $52.5 million and $50.4 million in investments in unconsolidated affiliates at Dec. 31, 2001 and 2000, respectively.

(12) Total assets include $36.4 million, $27.4 million and $1.9 million in goodwill net of amortization at Dec. 31, 2001, 2000 and 1999, respectively.

(13) Revenues shown for 1999 exclude a $7.9 million credit resulting from a charge. See Note L.

(14)  Revenues shown for 1999 are after the revenue deferral of $11.9 million.

(15)  Revenues include a pretax benefit of $7.9 million in 1999. See Note L.

(16) Net income excludes after-tax charges totaling $13.7 million in 1999. See Note L.

(17) Net income includes after-tax charges totaling $19.6 million in 1999. See Note L.

      Tampa Electric Company provides retail electric utility services to almost 584,000 customers in West Central Florida. Its Peoples Gas System division is engaged in the purchase, distribution and marketing of natural gas for more than 272,000 residential, commercial, industrial and electric power generation customers in the state of Florida.

      TECO Transport Corporation, through its wholly owned subsidiaries, transports, stores and transfers coal and other dry bulk commodities for third parties and Tampa Electric. TECO Transport's subsidiaries operate on the Mississippi, Ohio and Illinois rivers, in the Gulf of Mexico and worldwide.

      TECO Coal Corporation, through its wholly owned subsidiaries, owns mineral rights, and owns or operates surface and underground mines and coal processing and loading facilities in Kentucky, Tennessee and Virginia. In 2000, these subsidiaries began operating synthetic fuel processing facilities, whose production qualifies for the non-conventional fuels tax credit. TECO Coal's subsidiaries sell their coal production to third parties.

      TECO Power Services Corporation (TPS) has subsidiaries that have interests in independent power projects in Florida, Virginia, Texas, Arkansas, Mississippi, Arizona, Hawaii and Guatemala, and transmission and distribution facilities in Guatemala. TPS also has investments in unconsolidated affiliates that participate in independent power projects in other parts of the U.S. and the world.

      TECO Energy's other continuing diversified businesses are engaged in the marketing of natural gas, and energy services and engineering. Also included is the company's investment in the propane business.

FOREIGN OPERATIONS

      TPS has independent power operations and investments in Guatemala.

      TPS, through its subsidiaries, has a 96 percent ownership interest and operates a 78-megawatt power station that supplies energy to Empresa Electrica de Guatemala, S.A. (EEGSA), an electric utility in Guatemala, under a U.S. dollar-denominated power sales agreement.

      At Dec. 31, 2001, TPS, through a wholly owned subsidiary, had a 100 percent ownership interest in a 120-megawatt power station and in transmission facilities in Guatemala. The plant provides capacity under a U.S.
dollar-denominated power sales agreement to EEGSA.

      TPS, through a subsidiary, owns a 30 percent interest in a consortium that includes Iberdrola, an electric utility in Spain, and Electricidade de Portugal, an electric utility in Portugal. The consortium owns an 80.9 percent interest in EEGSA.

      Total assets at Dec. 31, 2001, 2000 and 1999 included $454.2 million, $442.6 million and $379.4 million, respectively, related to these Guatemalan operations and investments. Revenues included $79.9 million, $69.0 million and $19.5 million for the years ended Dec. 31, 2001, 2000 and 1999, respectively, and operating income included $38.0 million, $23.7 million and $10.1 million for the years ended Dec. 31, 2001, 2000 and 1999, respectively, from these Guatemalan operations and investments.

L. OTHER NON-OPERATING ITEMS AFFECTING NET INCOME

2001

      In the first quarter of 2001, TECO Energy recorded $7.2 million of after-tax charges ($11.1 million pretax) to adjust asset valuations. The adjustments included a $6.1 million after-tax adjustment ($9.3 million pretax) related to the sale of TPS' minority interests in Energia Global International, Ltd. (EGI) which owned smaller power generation projects in Central America, and a $1.1 million after-tax adjustment ($1.8 million pretax) to adjust the carrying value of leveraged leases at TECO Investments.

2000

      In 2000, TECO Energy's results included an $8.3-million, after-tax gain from the US Propane and Heritage Propane transactions offset by after-tax charges of $5.2 million to adjust the value of leveraged leases and $3.8 million to adjust property values at TECO Properties. Because of the offsetting nature of these items, there was no significant effect on earnings in 2000.

1999

      In 1999, TECO Energy's results included charges totaling $21.1 million pretax ($19.6 million after tax) and consisted of the following:

      Tampa Electric recorded a charge of $10.5 million ($6.4 million after tax) based on FPSC audits of its 1997 and 1998 earnings, which among other things, limited its equity ratio to 58.7 percent, a decrease of 91 basis points and 224 basis points from 1997's and 1998's ratios, respectively.

      Tampa Electric also recorded a charge of $3.5 million after tax, representing management's estimate of additional expense to resolve the litigation filed by the United States Environmental Protection Agency, which was then pending.

      After-tax charges totaling $6.1 million were also recognized reflecting corporate income tax provisions and settlements related to prior years' tax returns. These charges were recorded at Tampa Electric (a $3.8-million net after-tax charge, after recovery under the then current regulatory agreement), at TECO Investments (a $4.3-million after-tax charge) and at the TECO Energy corporate level (a $2.0-million after-tax benefit).

      A charge of $6.0 million ($3.6 million after tax) was recorded to adjust the carrying value of certain investments in leveraged aircraft leases to reflect lower anticipated residual values.

M. COMMITMENTS AND CONTINGENCIES

      TECO Energy has made certain commitments in connection with its continuing capital improvements program. At Dec. 31, 2002, these commitments totaled approximately $1.6 billion, with $1.2 billion related to 2002 and $0.4 billion related to the 2003 -2006 period. TECO Energy estimates that net capital investments for ongoing businesses will be about $1.2 billion in 2002, $764 million in 2003 and approximately $862 million for the years 2004 through 2006, as summarized below.

FORECASTED-CAPITAL INVESTMENTS

(millions)                   2002            2003          2004-2006    TOTAL 2002-2006
                            ------          ------         ---------    ---------------
Florida Operations          $  603          $  359          $  761          $1,723
Independent Power              514             352              --             866
Transportation                  20              24              55              99
Other                           46              29              46             121
                            ------          ------          ------          ------
                            $1,183          $  764          $  862          $2,809
                            ======          ======          ======          ======

      For 2002, Tampa Electric expects to spend $541 million, consisting of $330 million for the repowering project at the Gannon Station, $16 million in construction costs on Polk Unit 3 and $195 million to support system growth and generation reliability. Tampa Electric's estimated capital expenditures over the 2003-2006 period are projected to be $878 million, including $131 million for the Gannon repowering project. At the end of 2001, Tampa Electric had outstanding commitments of about $453 million for the Gannon repowering project and Polk Unit 3.

      Capital expenditures for Peoples Gas System are expected to be about $62 million in 2002 and $242 million during the 2003-2006 period. Included in these amounts are approximately $42 million annually for projects associated with customer growth and system expansion. The remainder represents capital expenditures for ongoing maintenance and system safety.

      TPS expects to invest $514 million in 2002, which is net of $500 million of non-recourse project financing expected for the Dell, McAdams, Frontera and Commonwealth Chesapeake power stations, and $352 million in 2003, mainly for the completion of the Gila River, Union, Dell and McAdams power stations. At the end of 2001, TPS had outstanding commitments of about $1.1 billion on these projects.

      Estimates for TPS include net contributions to projects of unconsolidated affiliates and other investments of $984 million. These amounts, consisting primarily of the net investments in the Union and Gila River power stations, are estimated at $664 million in 2002 and $320 million in 2003. The 2002 amounts are net of $460 million of non-recourse project construction financing for the Union and Gila River power stations, and include $125 million of TPS equity investment upon completion of the first phase of the Union Power Station.

      The other unregulated companies expect to invest $66 million in 2002 and $154 million during 2003 through 2006, mainly for normal renewal and replacement capital.

      Tampa Electric Company is a potentially responsible party for certain superfund sites and, through its Peoples Gas System division, for certain superfund and former manufactured gas plant sites. While the joint and several liability associated with these sites presents the potential for significant response costs, Tampa Electric Company estimates its ultimate financial liability at approximately $22 million over the next 10 years. The environmental remediation costs associated with these sites have been recorded on the accompanying consolidated balance sheet and are not expected to have a significant impact on customer prices.

      TECO Energy has commitments under long-term operating leases, primarily for building space, office equipment and heavy equipment, three ocean-going barges and one ocean-going tug boat at TECO Transport, and certain equipment at TPS' Hardee Power Station. On Dec. 21, 2001, TECO Transport sold three ocean-going barges and one ocean-going tug boat in a sales-leaseback transaction to be accounted for as an operating lease. The lease term is 12 years with an early buyout option in January 2007. TPS completed a transaction on Dec. 29, 2000, where certain equipment at its Hardee Power Station was sold to a third party and leased back under a 12-year operating lease. Total rental expense for these operating leases, included in the Consolidated Statements of Income for the years ended Dec. 31, 2001, 2000 and 1999 was $20.4 million, $17.6 million and $12.8 million, respectively. The following is a schedule of future minimum lease payments at Dec. 31, 2001 for all operating leases with noncancelable lease terms in excess of one year:

YEAR ENDED DEC. 31:                                        AMOUNT (MILLIONS)
                                                           ----------------
      2002                                                    $  12.0
      2003                                                       15.3
      2004                                                       15.6
      2005                                                       15.0
      2006                                                       14.9
    Later Years                                                  83.3
                                                              -------
Total minimum lease payments                                   $156.1
                                                              =======

      The company has outstanding letters of credit of $22.4 million at Dec. 31, 2001, which guarantee performance to third parties related to debt service, major maintenance requirements and various trade activities. The company also has financial guarantees of $265.1 million at Dec. 31, 2001, primarily for construction related debt for projects in which TPS is a participant.

      In addition, TECO Energy has guaranteed a $500 million equity bridge loan of the unconsolidated TECO/Panda Affiliate for the construction of the Gila River and Union power stations. The TPS equity bridge financing includes two financial covenants, debt to capital and interest coverage requirements on a TECO Energy consolidated basis. The debt to capital as defined in the agreements must not exceed 65 percent at the end of each quarter and interest coverage as defined must equal or exceed 3.0 times for the twelve-month period ended each quarter. At Dec. 31, 2001 debt to capital was 62.1 percent and interest coverage was 4.3 times. In addition, this financing requires that TECO Energy maintain senior unsecured credit ratings better or equal to one rating of BBB and one rating of BBB-. Failure to meet these covenants would constitute a default event and the financing would become due and payable.

N. MERGERS, ACQUISITIONS AND DISPOSITIONS

      In November 2001, TECO Solutions acquired Prior Energy Corporation, a leading natural gas management company serving customers in Alabama, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. Prior Energy handles all facets of natural gas energy management services, including natural gas purchasing and marketing. The company has an established market base in the Southeast and one of the top customer service reputations in the region. The acquisition was accounted for by the purchase method of accounting and, accordingly, the results of operations of Prior Energy are included as part of TECO Solutions' results beginning Nov. 1, 2001. The total cost of the acquisition was $23.0 million, plus a net working capital payment of $6.0 million. Goodwill of $8.2 million was recorded, representing the excess of purchase price over the fair market value of assets acquired. Under FAS 141, effective for all business combinations initiated after June 30, 2001, goodwill is no longer subject to amortization. Net intangible assets of $40.8 million were recorded, representing the value of customer backlog and supply agreements as well as the open cash flow hedges as of Nov. 1, 2001, which are being amortized over 2001 through 2004. The purchase price allocation is subject to revision in 2002, based on the final determination of appraised and other fair values. A summary of the estimated assets acquired and liabilities assumed is summarized below:

                                       MILLIONS
                                       --------
Other current assets                    $45.9
Property, plant and equipment             0.1
Goodwill                                  8.2
Intangible assets                        40.8
Long-term derivative assets               1.4
Current derivative liabilities          (29.8)
Other current liabilities               (35.1)
Long-term derivative liability           (2.5)
                                        -----
    Net Assets acquired                 $29.0
                                        =====

      In March 2001, TPS acquired the Frontera Power Station located near McAllen, Texas, accounting for the transaction using the purchase method of accounting. This 477-megawatt, natural gas-fired combined-cycle plant, originally developed by CSW Energy (CSW), began commercial operation in May 2000. As a condition of the merger of Central & South West Corporation, CSW's parent company, with American Electric Power Company, Inc., the FERC required CSW to divest its ownership in this facility. The total cost of the acquisition was $265.3 million. Goodwill of $70.4 million, representing the excess of purchase price over the fair market value of assets acquired, was recorded, and was amortized on a straight-line basis over 40 years until the requirements of FAS 141 became effective on Jan. 1, 2002 (See Note A). The results of operations of Frontera Power Station are included as part of TPS' results beginning March 16, 2001.

A summary of the assets acquired and liabilities assumed is summarized below:

                                      MILLIONS
                                      --------
Current assets                         $  6.0
Property, plant and equipment           180.9
Goodwill                                 70.4
Other assets                              8.7
Current liabilities                      (0.7)
                                       ------
    Net Assets acquired                $265.3
                                       ======

      The following pro forma disclosures have been adjusted for the changes in accounting discussed in Note P and include Prior Energy and the Frontera Power Station as if they had been included in TECO Energy's financial statements for the years ended Dec. 31, 2001 and 2000, and include Prior Energy for the year ended Dec. 31, 1999.

                                                                      Pro forma, year ended Dec. 31,
                                                               -------------------------------------------
                                                               2001               2000                1999
                                                             ---------          ---------          ---------
Revenues (millions)                                          $ 2,557.4          $ 2,308.6          $ 1,935.7
Net income from continuing operations (millions)             $   270.4          $   230.5          $   179.9
Earnings per share from continuing operations-basic          $    2.01          $    1.83          $    1.37

      This pro forma information is not necessarily indicative of the operating results that would have occurred had the acquisitions been completed as of the dates indicated, nor are they indicative of future operating results.

      In October 2001, TECO BGA, a unit of TECO Solutions, purchased a district cooling business from FPL Energy Services, a subsidiary of FPL Group. The acquisition includes a 12,000-ton design capacity cooling plant located in downtown Miami. This acquisition provides TECO BGA with a stronger presence in the growing South Florida energy market, long-term contract business, a franchise agreement with the city of Miami and the potential for expansion. The acquisition was accounted for by the purchase method of accounting and, accordingly, its results of operations are included as part of TECO BGA's results beginning Oct. 25, 2001. The total cost of the acquisition was $12.5 million. No goodwill was recorded for the acquisition. The acquisition was not material to the financial statements; no pro forma disclosures are presented.

      On Nov. 1, 2000, TECO Coal acquired all of the outstanding stock of Perry County Coal for $14.9 million, comprised of $12.1 million in cash and $2.8 million in notes. Perry County Coal owns or controls more than 23 million tons of low-sulfur reserves, and operates both deep and surface contract mines. The acquisition was accounted for by the purchase method of accounting and, accordingly, the results of operations and assets of Perry County Coal are included as part of TECO Coal's results beginning Nov. 1, 2000.

      In September 2000, TECO Energy acquired BCH Mechanical, Inc. and its affiliated companies (BCH) accounting for the transaction using the purchase method of accounting. BCH is one of the leading mechanical contracting firms in Florida. TECO Energy purchased a combination of stock and assets of the BCH companies for $34.8 million, comprised of $26.1 million in cash, $2.9 million in notes, and 233,819 shares of TECO Energy common stock. Goodwill of $25.9 million representing the excess of purchase price over the fair market value of assets acquired was recorded, and was amortized on a straight-line basis over 20 years, until the requirements of FAS 141 became effective on Jan. 1, 2002 (See Note A). The result of operations of BCH are included as part of TECO Energy's results beginning Sept. 1, 2000. BCH is included within the Other diversified businesses segment.

      In connection with this transaction, TECO Solutions was formed to support TECO Energy's strategy of offering customers a comprehensive and competitive package of energy services and products. Operating companies under TECO Solutions include TECO BGA (formerly Bosek, Gibson and Associates), BCH, TECO Partners, TECO Propane Ventures, TECO Gas Services, Prior Energy and TECO Properties.

      In February 2000, TECO Energy entered into an agreement to form US Propane, a joint venture to combine its Peoples Gas Company (PGC) propane operations with the propane operations of Atmos Energy Corporation, AGL Resources Inc. and Piedmont Natural Gas Company, Inc. In June 2000, US Propane announced that it would combine its propane operations with those of Heritage Propane Partners, L.P. to create the fourth largest retail propane distributor in the United States that will distribute propane to over 480,000 customers in 28 states. Through a series of transactions completed Aug. 10, 2000, US Propane sold its propane business to Heritage Propane Partners for approximately $180 million in cash and other consideration, and purchased all of the outstanding common stock of Heritage Holdings, Inc., the general partner of Heritage Propane Partners, for $120 million. US Propane now owns the general partner interest and 34 percent of the limited partnership interests of Heritage Propane Partners. TECO Energy through its wholly-owned subsidiary TECO Propane Ventures, LLC
(TPV), is accounting for its $40.8 million investment, or approximate 38 percent interest in US Propane under the equity method of accounting. As a result of these transactions, TPV also received $19.3 million in cash and recognized a pretax gain of $13.6 million ($8.3 million after-tax) on the sale of PGC assets and liabilities to the extent acquired by US Propane and Heritage Propane Partners.

O. SUBSEQUENT EVENTS

      On Jan. 23, 2002, TECO Energy sold 17.965 million units of mandatorily convertible securities in the form of 9.5% mandatorily convertible equity units at $25 per unit. Each security unit consisted of $25 in principal amount of a trust preferred security of TECO Capital Trust II, a Delaware business trust formed by TECO Energy, with a stated liquidation amount of $25 and a contract to purchase shares of common stock of TECO Energy in January 2005 at a price per share of between $26.29 and $30.10 based on the market price at the time. The equity units represent an indirect interest in a corresponding amount of TECO Energy subordinated debt. The $436 million net proceeds from the offering were used to repay short-term debt and for general corporate purposes.

      As part of its $1 billion line of credit facility, TECO Energy has the capacity to issue up to $250 million in letters of credit with a syndicate of banks. In January and February 2002, TECO Energy issued $141.7 million in letters of credit under this facility, primarily related to construction support for the Gila River and Union power stations.

      On Feb. 7, 2002, TPS entered into an agreement for TPS to purchase and for Panda Energy International Inc. (Panda) to sell its interest in TECO-Panda Generating Company L.P., the joint venture formed to build, own and operate the Gila River and Union power stations, in 2007 for up to $60 million. Panda has the right to cancel the transaction for $20 million. The purchase agreement can be triggered earlier under certain default conditions under a bank loan made to Panda using the purchase agreement as collateral.

P. UPDATE FOR CHANGE IN ACCOUNTING FOR GOODWILL AND INTANGIBLE ASSETS AND REVENUES FROM ENERGY MARKETING OPERATIONS, AND FOR DISCONTINUED OPERATIONS

      TECO Energy, Inc. is reissuing its financial statements for the years ended Dec. 31, 2001, 2000 and 1999 in connection with (1) the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (FAS 142), (2) the adoption of the consensus reached through deliberations of Emerging Issues Task Force No. 02-03, Issues Related to Accounting for Contracts Involved in Energy Trading and Risk Management Activities (EITF 02-03) and (3) its announced intent to sell the TECO Coalbed Methane gas assets, requiring its reclassification as discontinued operations.

      Certain amounts shown on the Consolidated Balance Sheets as of Dec. 31, 2001 and 2000, and the Consolidated Statements of Income for the years ended Dec. 31, 2001, 2000, and 1999, have been reclassified to reflect the change in accounting for revenues from energy marketing operations and the reclassification of TECO Coalbed Methane as discontinued operations. In addition, the adoption of FAS 142 as of Jan. 1, 2002 and required performance of transitional impairment testing by June 30, 2002 resulted in the elimination of the amortization of goodwill for periods beginning Jan. 1, 2002. Disclosure of the estimated impact on the reported net income and earnings per share had amortization of goodwill been excluded from results for the years ended Dec. 31, 2001, 2000 and 1999 follows.

GOODWILL AND INTANGIBLE ASSETS

      As discussed in Note A, TECO Energy adopted FAS 142 as of Jan. 1, 2002. The adoption of FAS 142 resulted in the elimination of the amortization of goodwill for periods beginning Jan. 1, 2002. The transitional impairment testing did not result in adjustment to the company's financial statements. The following table identifies goodwill amortized in prior periods and the estimated impact on the reported net income and earnings per share had amortization of goodwill been excluded from results for the years ended Dec. 31, 2001, 2000 and 1999.

                                                               2001            2000             1999
                                                             -------          -------          -------
NET INCOME (millions):
         As reported                                         $ 303.7          $ 250.9          $ 186.1
         Add: Goodwill amortized, net of income tax              3.7              2.4              0.4
                                                             -------          -------          -------
         Adjusted net income                                 $ 307.4          $ 253.3          $ 186.5
                                                             =======          =======          =======
EARNINGS PER SHARE - BASIC:
         As reported                                         $  2.26          $  1.99          $  1.42
         Add: Goodwill amortized, net of income tax             0.03             0.02               --
                                                             -------          -------          -------
         Adjusted basic earnings per share                   $  2.29          $  2.01          $  1.42
                                                             =======          =======          =======
EARNINGS PER SHARE - DILUTED:
         As reported                                         $  2.24          $  1.97          $  1.42
         Add: Goodwill amortized, net of income tax             0.03             0.02               --
                                                             -------          -------          -------
         Adjusted diluted earnings per share                 $  2.27          $  1.99          $  1.42
                                                             =======          =======          =======

REVENUES FOR ENERGY MARKETING OPERATIONS

      Revenues for energy marketing operations at Prior Energy and TECO Gas Services have been reclassified and are presented on a net basis, based on the deliberations of EITF 02-03 and the reference made therein to EITF No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, to reflect the nature of the contractual relationships with customers and suppliers. As a result, costs previously included in operating expenses which are now netted against revenues were $105.5 million, $28.4 million and $11.1 million for the years ended Dec. 31, 2001, 2000 and 1999, respectively.

DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

      In September 2002, TECO announced plans and initiated activities to sell the TECO Coalbed Methane gas assets. The offering memorandum was released in October 2002. The Company has targeted a closing by year end. TECO Coalbed Methane's results are now being accounted for as discontinued operations for all periods reported. The gas assets are included in Property held for sale net of accumulated depreciation on the Consolidated Balance Sheets.

      The following table summarizes the operating results for TECO Coalbed Methane for the years ended Dec. 31, 2001, 2000 and 1999:

                             YEARS ENDED DECEMBER 31,
                        -------------------------------
(millions)            2001            2000           1999
                      -----          -----          -----
Revenues              $55.0          $43.0          $34.6
Depreciation          $ 9.8          $10.2          $10.8
Net Income            $29.9          $23.4          $21.7

Q. QUARTERLY DATA (UNAUDITED)

Financial data by quarter, as adjusted for the new accounting discussed in Note P, is as follows: (unaudited)

QUARTER ENDED                                        MARCH 31         JUNE 30          SEPT. 30         DEC. 31
                                                    ---------        ---------        ---------        ---------
2001
  Revenues(1)                                       $   641.3        $   613.2        $   659.6        $   574.0

  Income from operations(1)                         $   103.0        $    95.4        $   131.7        $    68.1
  Net income(1)
         Net income from continuing operations      $    62.1        $    61.8        $    90.8        $    59.1
         Net Income                                 $    69.7        $    71.9        $    97.3        $    64.8
  Earnings Per Share (EPS)-basic
         EPS from continuing operations             $    0.48        $    0.46        $    0.67        $    0.43
         EPS                                        $    0.54        $    0.53        $    0.72        $    0.47
  Earnings per share (EPS)-diluted
         EPS from continuing operations             $    0.47        $    0.44        $    0.66        $    0.42
         EPS                                        $    0.53        $    0.52        $    0.71        $    0.47
  Dividends paid per common share(2)                $   0.335        $   0.345        $   0.345        $   0.345
  Stock price per common share(3)
    High                                            $  32.125        $  32.970        $  31.650        $  28.300
    Low                                             $  26.100        $  28.780        $  25.530        $  24.750
    Close                                           $  29.960        $  30.500        $  27.100        $  26.240

2000
  Revenues(1)                                       $   506.9        $   544.1        $   604.0        $   568.2
  Income from operations(1)                         $   101.6        $    97.2        $   123.7        $    78.0
  Net income(1)
         Net income from continuing operations      $    48.2        $    51.9        $    76.4        $    51.0
         Net income                                 $    53.5        $    57.5        $    82.1        $    57.8
  Earnings Per Share (EPS)-basic
         EPS from continuing operations             $    0.38        $    0.41        $    0.61        $    0.40
         EPS                                        $    0.42        $    0.46        $    0.65        $    0.46
  Earnings per share (EPS)-diluted
         EPS from continuing operations             $    0.38        $    0.41        $    0.61        $    0.39
         EPS                                        $    0.42        $    0.46        $    0.65        $    0.44
  Dividends paid per common share(2)                $   0.325        $   0.335        $   0.335        $   0.335
  Stock price per common share(3)
    High                                            $  20.625        $  23.125        $  28.750        $  33.188
    Low                                             $  17.250        $  19.188        $  20.188        $  26.563
    Close                                           $  19.438        $  20.063        $  28.750        $  32.375

(1)   Millions.

(2)   Dividend paid for TECO Energy common stock.

(3)   Trading prices for common shares.